Exhibit (a)(1)(A)

RAMBUS INC.

OFFER TO EXCHANGE
CERTAIN OUTSTANDING OPTIONS
FOR NEW OPTIONS

This document constitutes part of a prospectus covering securities that have been registered under the U.S. Securities Act of 1933, as amended.

The prospectus relates to the Rambus Inc. 1997 Stock Plan, as amended and restated, the Rambus Inc. 1999 Nonstatutory Stock Option Plan, as amended and restated, and the Rambus Inc. 2006 Equity Incentive Plan, as amended and restated.

May 24, 2012

RAMBUS INC.

Offer to Exchange Certain Outstanding Options for New Options

This offer and withdrawal rights will expire at 8:00 p.m., Pacific Time,

on June 22, 2012 unless we extend the expiration date.

Rambus Inc. (referred to as “Rambus,” the “Company,” “we,” “our” or “us”) is offering to give eligible option holders who are employees of Rambus or its subsidiaries (the “Rambus Group”) the opportunity to exchange some or all of their outstanding options granted under the Rambus Inc. 1997 Stock Plan, as amended and restated (the “1997 Plan”), the Rambus Inc. 1999 Nonstatutory Stock Option Plan, as amended and restated (the “1999 Plan”) and the Rambus Inc. 2006 Equity Incentive Plan, as amended and restated (the “2006 Plan” and, together with the 1997 Plan and the 1999 Plan, the “Plans”) with an exercise price greater than US$14.50 per share, whether vested or unvested, for new options to purchase shares of our common stock (“New Options”).

If you participate in this offer, the number of New Options that you receive will depend on the number and other terms of the eligible options that you elect to exchange and the closing stock price on the Expiration Date.  Each New Option will be granted under, and subject to, the terms of the 2006 Plan and an option agreement between you and Rambus.

You are an eligible option holder if you are an employee of the Rambus Group who works in Germany, India, Japan, Korea, Taiwan or the United States as of the start of the offer and through the expiration of the offer and the New Option Grant Date (as defined below) and holds an outstanding eligible option grant(s) throughout the Offering Period.

We will grant New Options on the calendar day on which the offer expires, which is the same calendar day on which we will cancel the exchanged options (the “New Option Grant Date”).  We expect the New Option Grant Date to be June 22, 2012.  If the expiration date of the offer is extended, the New Option Grant Date similarly will be delayed.  We will grant the New Options with an exercise price equal to the closing price of our common stock on the New Option Grant Date.

New Options will be unvested as of the New Option Grant Date, whether the exchanged options were vested or unvested, and will vest based on you continuing to provide services to the Rambus Group through each applicable vesting date in accordance with new vesting schedules.  The vesting schedules of the New Options are described in Section 9 of this Offer to Exchange Certain Outstanding Options for New Options (the “Offer to Exchange”).  Your participation in this offer and the receipt of New Options does not provide any guarantee or promise of continued employment or service with the Rambus Group.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “RMBS.” On May 22, 2012, the closing price of our common stock was US$4.28 per share.  You should evaluate the risks related to our business, our common stock, and this offer, and review current market quotes for our common stock, among other factors, before deciding to participate in this offer.

See “Risks of Participating in the Offer” beginning on page 15 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

If you want to participate in this offer, you must submit your election via the Computershare website at www.corp-action.net/RambusIncStockOptionExchange (the “offer website”), email at options2012@rambus.com or facsimile at 1-408-462-8114, by the deadline on the expiration date, currently expected to be 8:00 p.m., Pacific Time, on June 22, 2012, unless the offer is extended.

The offer website will provide you with instructions on submitting your election and certain information about your Eligible Options (as defined below), including the grant date, the exercise price, the number of underlying shares and the election alternatives available to you.

If you are not able to submit your election electronically via the offer website as a result of technical failures of the offer website or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a paper election form and return it to Stock Plan Administration at the Company via email at options2012@rambus.com or facsimile at 1-408-462-8114.  To obtain a paper election form, please contact Stock Plan Administration via email at options2012@rambus.com or 1-408-462-8114.

You may change your election to participate in the offer at any time before the offer expires by completing a new electronic election form or paper election form, but your last valid election in place when the offer expires will be controlling.

Your delivery of all documents regarding the offer, including elections and withdrawals, is at your own risk.  Only responses that are properly completed and actually received by Rambus by the deadline via the offer website, email or facsimile will be accepted.  Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.  We will not accept delivery of any election after expiration of this offer.  If you submit your election or withdrawal via the offer website, you should print and keep a copy of the Confirmation Statement that you will see on the offer website at the time that you complete and submit your election or withdrawal. The printed Confirmation Statement will provide evidence that you submitted your election or withdrawal. If you submit your election or withdrawal via email or facsimile, we intend to confirm the receipt of your election or withdrawal by email within two U.S. business days of receiving your election or withdrawal. If you have not received a confirmation, it is your responsibility to confirm that we have received your election and/or any withdrawal. You should contact Stock Plan Administration at the Company via email at options2012@rambus.com or facsimile at 1-408-462-8114. Note that if you submit any election and/or withdrawal via email or facsimile within the last two U.S. business days prior to the expiration of the offer, time constraints may prevent Rambus from providing you with email confirmation prior to the expiration of the offer.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state, local or foreign securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer.  Any representation to the contrary is a criminal offense.

We recommend that you discuss the personal tax consequences of this offer with your financial, legal and/or tax advisors.

You should direct questions about this offer to the Computershare call center at 1-866-442-3453 or Stock Plan Administration via email at options2012@rambus.com.  To receive a printed copy of this Offer to Exchange and the other offer documents, you should contact Stock Plan Administration via email at options2012@rambus.com or facsimile at 1-408-462-8114.

Offer to Exchange dated May 24, 2012

You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you.  We have not authorized anyone to provide you with different information.  We are not making an offer of New Options in any jurisdiction where the offer is not permitted or feasible.  However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions.  You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer.  This Offer to Exchange summarizes various documents and other information.  These summaries are qualified in their entirety by reference to the documents and information to which they relate.

i

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this offer.  You should carefully read the entire Offer to Exchange, the accompanying email from Harold Hughes, our Chief Executive Officer and President, dated May 24, 2012, and the election form, together with its associated instructions.  This offer is made subject to the terms and conditions of these documents as they may be amended.  The information in this summary is not a complete description of the terms and conditions of the Offer to Exchange.  Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents.  We have included in this summary references to other sections in this Offer to Exchange to help you find a more complete description of these topics.

Q1.         What is the offer?

A1.                             This offer is a voluntary opportunity for Eligible Employees to exchange certain outstanding options with an exercise price greater than US$14.50 per share for New Options.

The following are some of the terms that are frequently used in this Offer to Exchange.

Terms Used in This Offer to Exchange

•                  “Cancellation Date” refers to the calendar date on which the exchanged options will be cancelled.  Exchanged options will be cancelled on the same day that the offer expires and on which the New Options will be granted. This cancellation will occur after the expiration and before granting the New Options. We expect the Cancellation Date to be June 22, 2012. If the expiration date of the offer is extended, then the cancellation date similarly will be delayed.

•                  “Common Stock” refers to Rambus Inc. common stock.

•                  “Eligible Country” refers to Germany, India, Japan, Korea, Taiwan and the United States.

•                  “Eligible Employees” refers to an employee of the Rambus Group whose principal work location is in an Eligible Country as of the start of the offer and through the Cancellation Date and New Option Grant Date and holds an outstanding eligible option grant(s) throughout the Offering Period.  Our named executive officers, senior vice presidents and directors are not eligible to participate in the offer.

•                  “Eligible Option Grant” refers to all of the eligible options issued by Rambus to an individual that are part of the same grant and subject to the same option agreement.

•                  “Eligible Options” refers to the stock options to purchase our common stock (each an “option”) that were granted under a Plan with an exercise price per share greater than US$14.50 that remain outstanding and unexercised as of the Expiration Date.

•                  “Exchange Act” refers to the U.S. Securities Exchange Act of 1934, as amended.

•                  “Exchanged Options” refers to all options to purchase Rambus common stock that you exchange pursuant to this offer.

•                  “Expiration Date” refers to the date on which this offer expires.  We expect that the Expiration Date will be June 22, 2012 at 8:00 p.m., Pacific Time.  We may extend the Expiration Date at our discretion.  If we extend the offer, the term “Expiration Date” will refer to the time and date at which the extended offer expires.

•                  “New Option Grant Date” refers to the calendar date on which the New Options will be granted.  The New Options will be granted on the same day as the expiration of the offer and the cancellation of the Exchanged Options. The New Options will be granted following such expiration and cancellation.  We expect that the New Option Grant Date will be June 22, 2012.  If the Expiration Date is extended, then the New Option Grant Date will be similarly extended.

•                  “New Options” refers to the options issued to Eligible Employees pursuant to this offer that replace their Exchanged Options.  New Options granted in connection with this offer will be granted on the New Option Grant Date pursuant to the 2006 Plan and subject to the terms and conditions of a new option agreement, including any applicable country-specific appendix, between you and the Company.

•                  “Offering Period” refers to the period from the start of this offer to the Expiration Date.  This period will commence on May 24, 2012 and we expect that it will end at 8:00 p.m., Pacific Time, on June 22, 2012.

•                  “Plans” refers to the Rambus Inc. 1997 Stock Plan, as amended and restated, the Rambus Inc. 1999 Nonstatutory Stock Option Plan, as amended and restated, and the Rambus Inc. 2006 Equity Incentive Plan, as amended and restated.  Each is referred to as a “Plan.”

Q2.         How do I participate in this offer?

A2.                             Participation in this offer is voluntary.  If you are an Eligible Employee, at the start of the offer you will receive an email from Harold Hughes, our Chief Executive Officer and President, announcing the offer.  If you want to participate in the offer, you must make an election in one of the manners described below before the Expiration Date.

Elections via Offer Website

1. To submit an election via the offer website, click on the link to the offer website in the email you received from Harold Hughes announcing this offer or go to the offer website at www.corp-action.net/RambusIncStockOptionExchange.

2. Log into the offer website using the unique PIN in the email you received from Computershare.

3. After logging into the offer website, click on the “MAKE AN ELECTION” button. You will be directed to your election form that contains the following personalized information with respect to each Eligible Option you hold, including:

•                  the grant date of the Eligible Option;

•                  the current exercise price per share of the Eligible Option; and

•                  the total number of outstanding shares subject to the Eligible Option.

4. Select the appropriate box next to each of your Eligible Option Grants to indicate your choice whether to exchange your Eligible Options in accordance with the terms of this offer.  Select the “NEXT” button to proceed to the next page.

5. After completing the election form, you will have the opportunity to review the elections you have made with respect to your Eligible Options.  If you are satisfied with your elections, continue the election process as instructed through the offer website.  Select the “I AGREE” button to agree to the Agreement to Terms of Election and to submit your election.

6. You will be directed to the Confirmation Statement page. Please print and keep a copy of the Confirmation Statement for your records.

Your election must be received by us on or before the Expiration Date.

Elections via Facsimile or Email

Alternatively, you may submit your election form via facsimile or email by doing the following:

1. Properly complete, sign and date the election form that you received in the email from Harold Hughes, dated May 24, 2012, announcing the offer.

2. Fax the properly completed election form to Stock Plan Administration at 1-408-462-8114 or send an email to Stock Plan Administration at options2012@rambus.com with your properly completed election form attached to your email. We must receive your properly completed and submitted election form by the Expiration Date.

If you want to use the offer website but are unable to submit your election via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your election, or if you do not have access to the offer website for any reason, you may submit your election by email or facsimile by following the instructions provided above. To obtain a paper election form, please contact Stock Plan Administration via email at options2012@rambus.com or facsimile at 1-408-462-8114.

If you elect to exchange any Eligible Option Grant in this offer, you must elect to exchange all shares subject to that Eligible Option Grant.  If you hold more than one Eligible Option Grant, however, you may choose to exchange one or more of such Eligible Option Grants without having to exchange all of your Eligible Option Grants. To help you recall your outstanding Eligible Options and give you the information necessary to make an informed decision, please refer to the grant information available via the offer website that lists your Eligible Option Grants, the grant date of your Eligible Options, the current exercise price per share of your Eligible Options, and the number of outstanding shares subject to your Eligible Options.  If you need an election form or other offer documents or are unable to access your grant information via the offer website, you may contact Stock Plan Administration via email at options2012@rambus.com or facsimile at 1-408-462-8114.

This is a one-time offer, and we will strictly enforce the Offering Period. We reserve the right to reject any elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer. (See Section 4 below.)

We may extend this offer. If we extend this offer, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled Expiration Date.

Your delivery of all documents regarding the offer, including elections and withdrawals, is at your risk. If you submit your election or withdrawal via the offer website, you should print and keep a copy of the Confirmation Statement on the offer website at the time that you complete and submit your election or withdrawal. The printed Confirmation Statement will provide evidence that you submitted your election or withdrawal.

If you submit your election or withdrawal via email or facsimile, we intend to confirm the receipt of your election or withdrawal by email within two U.S. business days of receiving your election or withdrawal. If you have not received a confirmation, it is your responsibility to confirm that we have received your election and/or any withdrawal. You should contact the Stock Plan Administration via email at options2012@rambus.com or facsimile at 1-408-462-8114. Note that if you submit any election and/or withdrawal via email or facsimile within the last two U.S. business days prior to the expiration of the offer, time constraints may prevent Rambus from providing you with an email confirmation prior to the expiration of the offer.

Only responses that are properly completed and actually received by Rambus by the deadline by the offer website, email, or facsimile will be accepted. Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. (See Section 4.)

Q3.         Why is Rambus making this offer?

A3.                             We believe that this offer will foster retention of valuable employees, provide meaningful incentive to them, and better align the interests of the employees of the Rambus Group and stockholders to maximize stockholder value.  We issued the currently outstanding options to attract and retain the best available personnel and to provide incentive to employees.  Our stock price has dropped substantially as a result of certain litigation events in 2011.  Due largely to these judicial decisions, our stock price remains at a relatively low level on a historical basis.  Some of our outstanding options, whether or not currently exercisable, have exercise prices that are significantly higher than the current market price for our stock.  These options are commonly referred to as being “underwater.” By making this offer, we intend to provide Eligible Employees with the opportunity to own New Options that over time may have a greater potential than the underwater options to increase in value.  (See Section 3.)

Q4.                            Who may participate in this offer?

A4.                             You may participate in this offer if you are an Eligible Employee.  You are an “Eligible Employee” if you are an employee of the Rambus Group who works in an Eligible Country as of the start of the offer through the Cancellation Date and New Option Grant Date and holds outstanding Eligible Option grant(s) throughout the Offering Period.  Our named executive officers, senior vice presidents and directors are not eligible to participate in the offer.  (See Section 1.)

Q5.                            Am I required to participate in this option exchange?

A5.                             No.  Participation in this offer is completely voluntary.  (See Section 2.)

Q6.                            Are there circumstances under which I would not be granted New Options after electing to participate in the exchange?

A6.                             Yes.  If, for any reason, you cease to be an employee of the Rambus Group or are no longer working in an Eligible Country on the New Option Grant Date, you will not be an Eligible Employee and will not be eligible to participate in the offer. As a result, you will not be granted New Options.  Instead, you will keep your current Eligible Options and those options will vest and expire in accordance with their original terms.  Except as provided by applicable law and/or any employment agreement between you and the Rambus Group, your employment with the Rambus Group will remain “at-will” regardless of your participation in the offer and can be terminated by you or your employer at any time with or without cause or notice.  (See Section 1.)

Moreover, even if we accept your Exchanged Options, we will not grant New Options to you if we are prohibited from doing so by applicable laws.  For example, we could become prohibited from granting New Options as a result of changes in SEC or NASDAQ rules.  We do not anticipate any such prohibitions at this time.  (See Section 13.)

In addition, if you hold an option that expires after the start of, but before the cancellation of options under this offer, that particular option is not eligible for exchange. As a result, if you hold options that expire before the currently scheduled Cancellation Date or, if we extend the offer such that the Cancellation Date is a later date and you hold options that expire before the rescheduled Cancellation Date, those options will not be eligible for exchange and such options will continue to be governed by their original terms. (See Section 6.)

Q7.                            How many New Options will I receive for the options that I exchange?

A7.                             If you are an Eligible Employee, each Exchanged Option will be replaced with a New Option to purchase a reduced number of shares of our common stock equal to (a) the number of options you exchange divided by (b) an exchange ratio.  The number of New Options will be determined using exchange ratios for certain tiers of the stock options being tendered based upon one of three groupings of exchange ratios that will be determined by the closing price of our common stock as reported on the NASDAQ Global Select Market on the Expiration Date.  The exchange ratios were initially calculated by using the Black-Scholes option pricing model as a guide to approximate a value-for-value exchange with the results adjusted to provide for more meaningful exchange ratios.  Consequently, the Black-Scholes value of the New Options may not equal the Black-Scholes value of the Exchanged Options. More information about these valuation techniques is included below in Section 9.

The following table represents the exchange ratios that would be applicable to the offer, computed on an accounting value-for-value basis pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation using the Black-Scholes valuation model assuming a fair market value of Rambus common stock on the expiration date in the given set of ranges.

	Applicable Exchange Ratio based on the Closing Price of Rambus Inc. Common Stock on the Expiration Date
Original Grant Date of Eligible Stock Option	<US$5.00	US$5.00 - US$7.00	>US$7.00
4/28/03 - 5/21/03	110.50	34.75	16.75
6/24/03 - 9/26/03	38.50	16.25	9.25
11/25/03 - 4/1/04	116.25	44.50	23.25
5/3/04 - 1/3/05	13.25	8.00	5.50
2/1/05 - 2/1/06	4.75	3.50	3.00
2/23/06 - 5/1/06	11.25	7.25	5.50
6/1/06 - 5/1/07	3.00	2.50	2.10
7/2/07 - 1/2/09	2.50	2.00	1.80
9/1/09 - 10/1/10	1.90	1.70	1.50
11/1/10 - 5/2/11	1.70	1.40	1.40
7/1/11 - 11/1/11	1.40	1.40	1.20

For purposes of applying the exchange ratios, fractional shares subject to New Options will be rounded down to the nearest whole share.  The exchange ratios will be applied on a grant-by-grant basis.  This means that the various Eligible Options you hold may be subject to different exchange ratios.

To ensure that you will have the information you need to make an informed decision based on the number of new stock options that will be granted for Eligible Options, on the Expiration Date, after the close of the trading day (which occurs at 1:00 p.m., Pacific Time), as soon as reasonably practicable, we will post the closing price of our common stock for that day (which will be the exercise price of the New Options) and the exchange ratio for each price range and also deliver to you (by e-mail or other method) a notification of these terms.  You will have until 8:00 p.m., Pacific Time, on the Expiration Date to make an election by completing and submitting an election form or change any previous elections that you have made by completing and submitting a new election and withdrawal form. (See Section 4.)

The stated exchange ratio will apply for all exercise prices for eligible stock options within the applicable price range.

For example, if the closing price of Rambus common stock on the Expiration Date is US$5.50, then:

•                  an eligible stock option to purchase 3,500 shares with grant date of February 1, 2006 can be exchanged for a new option to purchase 1,000 shares;

•                  an eligible stock option to purchase 7,250 shares with grant date of March 1, 2006 can be exchanged for a new option to purchase 1,000 shares;

•                  an eligible stock option to purchase 1,400 shares with grant date of November 1, 2010 can be exchanged for a new option to purchase 1,000 shares.

Q8.                            Why isn’t the exchange ratio simply one-for-one?

A8.                             A stock option exchange program must balance the interests of both employees and non-employee stockholders.  Therefore, our program is structured as a value-for-value exchange.  (See Section 3.)

Q9.                            What will be the exercise price of my New Options?

A9.                             The exercise price per share of all New Options will be equal to the closing price of our common stock as reported on the NASDAQ Global Select Market on the New Option Grant Date, which is expected to be June 22, 2012.

We cannot predict the exercise price of the New Options.  (See Section 9.)

Q10.                     When will my New Options vest and when will they terminate?

A10.                       Each New Option will be scheduled to vest according to the following vesting schedule and actually will vest only if you continue to provide services to the Rambus Group through each relevant vesting date.

•                  None of the New Options will be vested on the New Option Grant Date.

•                  New Options received in exchange for Eligible Options will vest as follows:

•                  one-third (1/3rd) of the shares subject to the New Option vests on the one (1) year anniversary of the New Option Grant Date and

•                  the remaining two-thirds (2/3rds) of the shares subject to the New Option will vest in equal monthly installments during the twenty-four (24) month period immediately following the one (1) year anniversary of the New Option Grant Date.

•                  The New Options will have a term equal to the longer of five (5) years or the remaining original term of the Eligible Option it replaces, subject to you continuing to provide services to the Rambus Group.

•                  Upon vesting, your New Options will be exercisable in accordance with the terms and conditions of the 2006 Plan and the new option agreement, including any applicable country-specific provisions in the appendix thereto, under which it was granted.

We expect the New Option Grant Date will be June 22, 2012. Vesting of your New Options also is subject to the following conditions:

•                  If you cease to provide services to the Rambus Group before part or all of your New Option vests, the unvested part of your New Option will expire unvested and will never vest.

•                  We will make minor modifications to the vesting schedule of any New Options to eliminate fractional vesting (such that a whole number of shares subject to the new option will vest on each vesting date).  As a result, subject to you continuing to provide services to the Rambus Group through each relevant vesting date, (i) the number of shares that vest on each New Option vesting date will be rounded down to the nearest whole number of New Options that will vest on each vesting date and (ii) fractional shares, if any, will be accumulated until such vesting date on which the sum of the accumulated fractional shares equals or exceeds one whole share and will vest as an additional whole share on such vesting date, with any fractional shares remaining thereafter accumulated. (See Section 9.)

Q11.                     If I participate in this offer, do I have to exchange all of my Eligible Options?

A11.                       No. You may pick and choose which of your outstanding Eligible Option Grants you wish to exchange. However, if you decide to participate in this offer and to exchange an Eligible Option Grant, you must elect to exchange all shares subject to that Eligible Option Grant. We will not accept partial tenders of option grants, except that you may elect to exchange the entire remaining portion of an option grant that you previously exercised partially. You otherwise may not elect to exchange only some of the shares covered by any particular option grant.  For example and except as otherwise described below, if you hold (1) an Eligible Option grant to purchase 1,000 shares, 700 of which you have already exercised, (2) an Eligible Option grant to purchase 1,000 shares, and (3) an Eligible Option grant to purchase 2,000 shares, you may elect to exchange:

•                  Your first option grant covering the entire remaining 300 shares,

•                  Your second option grant covering 1,000 shares,

•                  Your third option grant covering 2,000 shares,

•                  Two of your three option grants,

•                  All three of your option grants, or

•                  None of your option grants.

These are your only choices in the above example.  (See Section 2.)

Q12.                     What happens if I have an option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A12.                       If you have an Eligible Option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an Eligible Employee beneficially owns a portion of that Eligible Option, you may accept this offer with respect to the entire remaining outstanding portion of the Eligible Option as long as you are the legal owner of the Eligible Option.  As described in Q&A 11, we will not accept partial tenders of option grants, so you may not accept this offer with respect to a portion of an eligible option grant that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else.  As you are the legal owner of the eligible options, we will respect an election to exchange such Eligible Option Grant pursuant to the offer that is made by you and accepted by us and we will not be responsible to you or the beneficial owner of the eligible option grant for any action taken by you with respect to such Eligible Option Grant.

Q13.                     When will my Exchanged Options be cancelled?

A13.                       Your Exchanged Options will be cancelled on the same calendar day that the offer expires and on which the New Options will be granted. This cancellation will occur after the expiration and before granting the New Options. We refer to this date as the Cancellation Date. We expect that the Cancellation Date will be June 22, 2012, unless the offer period is extended. If the Expiration Date is extended, then the Cancellation Date similarly will be delayed.  (See Section 6.)

Q14.                     Once I surrender my Exchanged Options, is there anything I must do to receive the New Options?

A14.                      Yes. You must remain an Eligible Employee through the Cancellation Date for your exchanged options to be cancelled and the New Option Grant Date in order to receive the New Options pursuant to the offer. Once your Exchanged Options have been cancelled, there is nothing that you must do to receive your New Options.  In order to vest in the shares covered by the New Options, you will need to continue to provide services to the Rambus Group through the applicable vesting dates, as described in Q&A 10.  (See Section 1.)

Q15.                     When will I receive the New Options?

A15.                       We will grant the New Options on the New Option Grant Date.  We expect the New Option Grant Date will be June 22, 2012.  If the Expiration Date is delayed, the New Option Grant Date will be similarly delayed.  If you are granted New Options, we will provide you with your option agreement promptly after the expiration of the offer.  You will be able to exercise your New Options when and if your New Options vest.  (See Section 6.)

Q16.                     Can I exchange shares of Rambus common stock that I acquired upon exercise of Rambus options?

A16.                       No.  This offer relates only to certain outstanding options to purchase shares of Rambus common stock.  You may not exchange shares of Rambus common stock in this offer.  (See Section 2.)

Q17.                     Will I be required to give up all of my rights under the cancelled options?

A17.                       Yes.  Once we have accepted your Exchanged Options, your Exchanged Options will be cancelled and you will no longer have any rights under those options.  We intend to cancel all Exchanged Options on the same calendar day as the Expiration Date.  We refer to this date as the Cancellation Date.  (See Section 6.)

Q18.                     If I receive New Options for Exchanged Options, will the terms and conditions of my New Options be the same as my Exchanged Options?

A18.                       No.  The terms and conditions of your Exchange Options will terminate upon exchange and you will be issued new terms and conditions with respect to your New Options.  Your New Options will have a different exercise price and will have a new vesting schedule as described in Q&A 10.  (See Section 9.)  The maximum term of your New Options will be the longer of five (5) years or the remaining original term of your Exchanged Options (subject to you ceasing to provide services to the Rambus Group as of an earlier date).  Additional terms will be set forth in your new option agreement and any country-specific appendix thereto, if applicable.

Your New Options will be granted under and subject to the terms and conditions of the 2006 Plan and an option agreement and, if applicable, the country-specific appendix thereto between you and Rambus.  The current forms of option agreements for grants made under the 2006 Plan are incorporated by reference as exhibits to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov.  If your Eligible Option was not granted under the same stock plan under which your New Options are granted, your New Options may have some additional terms that differ from those that applied to your Eligible Option.  Please see Section 9 for a more complete discussion of the terms of your New Options under the 2006 Plan.

Q19.                    What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A19.                       If you choose not to participate or your options are not accepted for exchange, your existing options will (a) remain outstanding until they are exercised or cancelled or they expire by their original terms, (b) retain their current exercise price, (c) retain their current vesting schedule, and (d) retain all of the other terms and conditions as set forth in the relevant agreement related to such option grant.  (See Section 6.)

Q20.                     How does Rambus determine whether an option has been properly tendered?

A20.                       We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options.  We reserve the right to reject any election or any options tendered for exchange that we determine are not in an appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn, subject to the terms of this offer. No tender of options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election and we will not incur any liability for failure to give any notice.  (See Section 4.) For example, and in no way limiting the Company’s ability to reject a form that it determines is not appropriate, if you fail to fully complete or alter in any way the election form or any of the related documents, the Company has the right to reject your election form.  Our determination of these matters will be given the maximum deference permitted by law.

Q21.                     Will I have to pay taxes if I participate in the offer?

A21.                       If you participate in the offer and are a citizen or resident of the U.S., you generally will not be required under current U.S. tax law to recognize income for U.S. federal income tax purposes at the time of the exchange or the New Option Grant Date.  However, you may have taxable income when you exercise your New Options or when you sell your shares.  (See Section 14.)

If you are a citizen or tax resident of a country other than the U.S., the tax consequences of participating in this offer may be different for you.  Please be sure to read the schedule for your country of residence in Schedules C through G attached to this offer, which discusses the tax and certain other consequences of participating in the offer.

For all employees, we recommend that you consult with your own tax advisor to determine the personal tax consequences to you of participating in this offer.  If you are a citizen or tax resident of more than one country, transferred employment to another country since the date your Eligible Options were granted to you, or are considered a resident of another country for local tax law purposes, you should be aware that additional or different tax and social insurance contribution consequences may apply to you.

Q22.       Will I receive a new option agreement?

A22.                       Yes.  All New Options will be subject to an option agreement and country-specific appendix thereto between you and Rambus, as well as to the terms and conditions of our 2006 Plan.  The current forms of option agreement for grants made under the 2006 Plan are incorporated by reference as exhibits to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov.  (See Section 9.)

Q23.                     Are there any conditions to this offer?

A23.                       Yes.  The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Exchange.  If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered Eligible Options, though we may do so at our discretion.  (See Section 2 and Section 7.)

Q24.                     If you extend the offer, how will you notify me?

A24.                       If we extend this offer, we will issue a press release, email or other form of communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the next calendar day following the previously scheduled Expiration Date.  (See Section 2 and Section 16.)

Q25.                    How will you notify me if the offer is changed?

A25.                       If we change the offer, we will issue a press release, email or other form of communication disclosing the change no later than 6:00 a.m., Pacific Time, on the next calendar day following the day we change the offer.  (See Section 2 and Section 16.)

Q26.                     May I change my mind about which Eligible Option Grants I want to exchange?

A26.                       Yes. You may change your mind after you have submitted an election and change the Eligible Option Grants you elect to exchange at any time before the offer expires by completing and submitting either (i) a new election via the offer website, email or facsimile to include more or less Eligible Option Grants in your election or (ii) a withdrawal via the offer website, email or facsimile to withdraw Eligible Option Grants.  If we extend the Expiration Date, you may change your election at any time until the extended offer expires.  You may elect to exchange additional Eligible Option Grants, fewer Eligible Option Grants, all of your Eligible Option Grants or none of your Eligible Option Grants.  You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal we receive by the Expiration Date.  Please be sure that any completed and new election form you submit includes all the Eligible Option Grants with respect to which you want to accept this offer and is clearly dated after your last-submitted election or withdrawal.  (See Section 5.)

Q27.                     How do I withdraw my election?

A27.                       To withdraw some or all of the options that you previously elected to exchange, you must do one of the following before the Expiration Date.

Withdrawals via Offer Website

1. Log into the offer website via the link provided in the email announcing the offer or via www.corp-action.net/RambusIncStockOptionExchange, by using the unique PIN provided to you in the email you received from Computershare.

2. After logging into the offer website, click on the “MAKE AN ELECTION” button. You will be directed to your election form that contains the following personalized information with respect to each Eligible Option you hold, including:

•                  the grant date of the Eligible Option;

•                  the current exercise price per share of the Eligible Option; and

•                  the total number of outstanding shares subject to the Eligible Option.

Additionally, the form will indicate the selections you previously made with respect to Eligible Options you want to exchange pursuant to the terms of this offer.

3. Click the appropriate box next to each of your previously-selected Eligible Option Grants in order to remove the selection with respect those Eligible Option Grants you wish to withdraw from participation in the offer.  Select the “NEXT” button to proceed to the next page.

4. After completing the form, you will have the opportunity to review the changes you have made with respect to your Eligible Options. If you are satisfied with your changes, continue through the offer website. Select the “I AGREE” button to agree to the Agreement to Terms of Election and to submit your election.

5. You will be directed to the Confirmation Statement page.  Please print and keep a copy of the Confirmation Statement for your records.

Withdrawals via Facsimile or Email

Alternatively, you may submit a withdrawal form via facsimile or email by doing the following:

1. Properly complete, date and sign the withdrawal form that you received in the email from Harold Hughes, dated May 24, 2012, announcing the offer.

2. Fax the properly completed withdrawal form to Stock Plan Administration at 1-408-462-8114 or send an email to Stock Plan Administration at options2012@rambus.com with your properly completed withdrawal form attached to your email.  We must receive your properly completed and submitted withdrawal form by the Expiration Date.

If you want to use the offer website but are unable to submit your withdrawal via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your election, or if you do not have access to the offer website for any reason, you may submit your withdrawal by email or facsimile by following the instructions provided above. To obtain a paper withdrawal form, please contact Stock Plan Administration via email at options2012@rambus.com or facsimile at 1-408-462-8114.

Your delivery of all documents regarding the offer, including withdrawal forms, is at your own risk. Only responses that are complete and actually received by Rambus by the deadline via the offer website at www.corp-action.net/RambusIncStockOptionExchange, email at options2012@rambus.com, or via facsimile at 1-408-462-8114 will be accepted. Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you submit your election or withdrawal via the offer website, you should print and keep a copy of the Confirmation Statement on the offer website at the time that you complete and submit your election or withdrawal.  The printed Confirmation Statement will provide evidence that you submitted your election or withdrawal. If you submit your election or withdrawal via email or facsimile, we intend to confirm the receipt of your election or withdrawal by email within two U.S. business days of receiving your election or withdrawal. If you have not received a confirmation, it is your responsibility to confirm that we have received your withdrawal.  You should contact Stock Plan Administration via email at options2012@rambus.com or facsimile at 1-408-462-8114.  Note that if you submit any election and/or withdrawal via email or facsimile within the last two U.S. business days prior to the expiration of the offer, time constraints may prevent Rambus from providing you with an email confirmation prior to the expiration of the offer.  (See Section 5.)

Q28.                     What if I withdraw my election and then decide again that I want to participate in this offer?

A28.                       If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed electronic election form (or paper election form) accepting the offer before the Expiration Date, in accordance with the procedures described in Q&A 2 (See Section 5.)

Q29.                     Are you making any recommendation as to whether I should exchange my Eligible Options?

A29.                       No.  We are not making any recommendation as to whether you should accept this offer.  We understand that the decision whether or not to exchange your Eligible Options in this offer will be a challenging one for many employees.  The program involves risk (see “Risks of Participating in the Offer” for information regarding some of these risks), and there is no guarantee that you will receive greater value from your Eligible Options than from the New Options you would receive in exchange.  As a result, you must make your own decision as to whether or not to participate in this offer.  For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant, and/or financial advisor.  (See Section 3.)

Q30.                     Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?

A30.                       You should direct questions about this offer to your Computershare call center at 1-866-442-3453 or Stock Plan Administration via email at options2012@rambus.com. To receive additional copies of this Offer to Exchange and the other offer documents, you should contact Stock Plan Administration via email at options2012@rambus.com or facsimile at 1-408-462-8114.  (See Section 10.)

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks, including those described below.  This list highlights the material risks of participating in this offer.  You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer.  In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences in the U.S. and Schedules C through G discussing the tax and other legal consequences for employees outside the U.S., as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.

In addition, this offer and our SEC reports referred to above include “forward-looking statements.” When used in this Offer to Exchange, the words “anticipate,” “believe,” “estimate,” “expect,” “intend” and “plan” as they relate to us are intended to identify these forward-looking statements.  All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors described elsewhere in this Offer to Exchange.  You should carefully consider these risks, in addition to the other information in this Offer to Exchange and in our other filings with the SEC.  The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements.

The following discussion should be read in conjunction with the financial statements and notes to the financial statements attached as Schedule B and incorporated by reference, as well as our most recent Forms 10-K, 10-Q and 8-K filed with the SEC.  We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof.

Economic Risks

If the price of our common stock increases after the date on which your options are cancelled, your cancelled options might be worth more than the New Options that you receive in exchange for them.

The exchange ratio of this offer is not one-for-one with respect to all options.  Therefore, it is possible that, at some point in the future, your Exchanged Options would have been economically more valuable than the New Options granted pursuant to this exchange offer.

For example, assume that you exchange an option to purchase 1,000 shares with an exercise price per share of US$19.86, and assume the applicable exchange ratio entitles you to receive a New Option exercisable for 400 shares, with an exercise price of US$4.50.  Assume, for illustrative purposes only, that the price of our common stock increases to US$35.00 per share.  Under this example, if you had kept your Exchanged Options and exercised and sold the underlying shares at US$35.00 per share, you would have realized pre-tax gain of approximately US$15,140.  However, if you exchanged your options and sold the underlying shares subject to the New Option grant (as the shares vest) at US$35.00 per share, you would only realize a pre-tax gain of approximately US$12,200.

Each of your New Options will be completely unvested on the New Option Grant Date and will be subject to a new vesting schedule.  If your New Options expire before they completely vest, you will not receive any value from the unvested portion of your New Options.

The New Options will be subject to new vesting schedules.  This is true even if your Exchanged Options are 100% vested.  If you do not continue to provide services to the Rambus Group through the date your New

Options vest, you will not be able to exercise the unvested portion of your New Options.  Instead, the unvested portion of your New Options will expire immediately upon you ceasing to provide such services.  As a result, you may not receive any value from that unvested part of your New Options.

If we are acquired by or merge with another company, your cancelled options might be worth more than the New Options that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock.  Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

Tax effects of New Options

If you are a tax resident of multiple countries, there may be tax and/or social insurance contribution consequences of more than one country that apply to you.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and/or social insurance contribution consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

Tax-related risks for non-U.S. option holders

Non-U.S. option holders should carefully review the schedule for their country of residence in Schedules C through G attached to this offer to determine whether participation in the offer could trigger any negative income tax, social insurance or other tax or legal consequences.

There are additional tax-related risks for employees who have transferred employment between two or more countries.

If you have been employed by the Rambus Group in more than one tax jurisdiction, you should be aware that there may be tax and social insurance contribution consequences in each jurisdiction that may apply to you. If you received your Eligible Options when you resided in one country but now reside in a different country, you may have a tax obligation in the country of the original grant in connection with the New Options received under this Offer to Exchange. You should be certain to consult your own tax advisor to discuss these consequences if you have transferred employment in more than one tax jurisdiction.

Risks Associated With Our Business, Industry and Market Conditions

If market leaders do not adopt our innovations, our results of operations could decline.

An important part of our strategy is to penetrate our target market segments by working with leaders in those market segments. This strategy is designed to encourage other participants in those segments to follow such leaders in adopting our innovations. If a high profile industry participant adopts our innovations but fails to achieve success with its products or adopts and achieves success with a competing technology, our reputation and sales could be adversely affected. In addition, some industry participants have adopted, and others may in the future adopt, a strategy of disparaging our solutions adopted by their competitors or a strategy of otherwise undermining the market adoption of our solutions.

We target market-leading companies to adopt our technologies, particularly those that develop and market high volume business and consumer products in semiconductors, computing, tablets, handheld devices, mobile applications, gaming and graphics, high definition televisions and displays, general lighting, cryptography and data security. We have diversified our technologies through the establishment of our New Business Group (“NBG”) operations and will continue to seek out other target markets in and related to computing, gaming and graphics, consumer electronics, mobile, general lighting, and security applications. We are subject to many risks beyond our control that influence whether or not a potential licensee or partner company will adopt our technologies, including, among others:

•                  competition faced by a company in its particular industry;

•                  the timely introduction and market acceptance of a company’s products;

•                  the engineering, sales and marketing and management capabilities of a company;

•                  technical challenges unrelated to our innovations faced by a company in developing its products;

•                  the financial and other resources of a company; and

•                  the degree to which our licensees promote our innovations to their customers.

There can be no assurance that consumer products that currently use our technology will continue to do so, nor can there be any assurance that the consumer products that incorporate our technology will be successful in their markets in order to generate expected royalties. If market leaders do not successfully adopt our technologies for any of these reasons, our strategy may not be successful and, as a result, our results of operations could decline.

We have traditionally operated in the semiconductor industry that is highly cyclical and in which the number of our potential customers may be in decline as a result of industry consolidation, and we face intense competition in all of our target markets that may cause our results of operations to suffer.

The semiconductor industry is intensely competitive and has been impacted by price erosion, rapid technological change, short product life cycles and cyclical market patterns. Significant economic downturns characterized by diminished demand, erosion of average selling prices, production overcapacity and production capacity constraints can affect the highly cyclical semiconductor industry. The economic downturn of the past several years and the threats of further regional or worldwide downturn are evident today. As a result, we may achieve a reduced number of licenses, tightening of customers’ operating budgets, difficulty or inability of our customers to pay our licensing fees, extensions of the approval process for new licenses and consolidation among our customers, all of which may adversely affect the demand for our technology and may cause us to experience substantial period-to-period fluctuations in our operating results.

Many of our customers operate in industries that experience significant declines as a result of the recent economic downturns. In particular, Dynamic Random Access Memory (“DRAM”) manufacturers, which make up many of our existing and potential licensees, have suffered material losses and other adverse effects to their businesses.  For example, in February 2012, Elpida, one of our top 10% licensees by revenue, commenced bankruptcy proceedings in Japan as a result of debt loads, competition and declining prices for memory chips, among other reasons. Pressures on DRAM businesses may result in industry consolidation as companies seek to reduce costs and improve profitability through business combinations. Consolidation among our existing DRAM and other customers may result in loss of revenues under existing license agreements. Consolidation among companies in the DRAM and other industries within which we license our technology may reduce the number of future licensees for our products and services. In either case, consolidation in the DRAM and other industries in which we operate may negatively impact our short-term and long-term business prospects, licensing revenues and results of operations.

We face competition from semiconductor and intellectual property companies who provide their own Double Data Rate (“DDR”) memory chip interface technology and solutions. In addition, most DRAM manufacturers, including our eXtreme Data Rate (“XDR™”) licensees, produce versions of DRAM such as Single Data Rate (“SDR”), DDRx, Graphics Double Data Rate (“GDDR”) Synchronous Dynamic Random Access Memory (“SDRAM”) and Low Power Double Data Rate (“LPDDR”) which compete with XDR™ chips. We believe that our principal competition for memory chip interfaces may come from our licensees and prospective licensees, some of which are evaluating and developing products based on technologies that they contend or may contend will not require a license from us. In addition, our competitors are also taking a system approach similar to ours in seeking to solve the application needs of system companies. Many of these companies are larger and may have better access to financial, technical and other resources than we possess. Wider applications of other developing memory technologies, including flash memory, may also pose competition to our licensed memory solutions.

Joint Electronic Device Engineering Councils (“JEDEC”) has standardized what it calls extensions of DDR, known as DDR2 and DDR3. Other efforts are underway to create other products including those sometimes referred to as GDDR4 and GDDR5, as well as new ways to integrate products such as system-in-package DRAM. To the extent that these alternatives might provide comparable system performance at lower or similar cost than XDR™ memory chips, or are perceived to require the payment of no or lower royalties, or to the extent other factors influence the industry, our licensees and prospective licensees may adopt and promote alternative technologies. Even to the extent we determine that such alternative technologies infringe our patents, there can be no assurance that we would be able to negotiate agreements that would result in royalties being paid to us without litigation, which could be costly and the results of which would be uncertain.

We also face competitive threats to our NBG operations. The display industry is intensely competitive and is impacted by rapid technological change, shifting government mandates, cyclical market patterns and increasing foreign and domestic competition. In particular, our Lighting and Display Technology (“LDT”) group faces competition from system and subsystem providers of backlighting and general lighting solutions, some of which have substantial resources and operations. The security technology industry also faces robust competition. Our Cryptography Research, Inc. (“CRI”) group acquired in 2011 faces competition from large semiconductor manufacturers and other companies that offer various security solutions, including hardware with on-chip security features, software based offerings and other products and services. Potential competitors may either develop their own competing offerings or acquire assets, companies or businesses that provide products or services that compete with our security technologies.

If for any of these reasons we cannot effectively compete in these primary markets, our results of operations could suffer.

If we do not succeed in developing our new businesses, our results of operations may be adversely affected.

The future success of NBG, which includes our LDT, CRI and Mobile Technology Division (“MTD”) groups, depends on our ability to develop new or emerging licensing opportunities, diversify our business into lighting and displays, data security, mobile communications and additional semiconductor technologies.

For our LDT group, we will be required to improve the visual capabilities, form factor, power efficiency and cost-effectiveness of backlighting of Liquid Crystal Display (“LCD”) displays in products for computing, gaming and graphics, consumer electronics, mobile and general lighting applications. We will need to keep pace with rapid changes in advanced lighting and optoelectronics technology, changing consumer requirements, new product introductions and evolving industry standards, any of which could render our existing technology obsolete if we fail to respond in a timely manner. The extent to which companies in the general lighting industry adopt solid state lighting and license our lighting technologies, and the timing of such adoption and licensing, if it occurs at all, is subject to many factors beyond our control and is not predictable by us. We are subject to many risks beyond our control that influence whether or not a potential licensee or partner company will adopt and license our lighting technologies.

For CRI, we will be required to continue to develop and provide robust data security technologies that are effective for licensees. Licensing of data security technologies also presents challenges in the face of intense competition. CRI will be required to continue to license Differential Power Analysis (“DPA”) countermeasures and other security technologies, and develop new security technologies in order to grow market acceptance and revenue.

Our MTD is another emerging business within NBG.  To date, our MTD group has not generated any revenue, but our intent is to grow MTD in order to provide innovative software and technological solutions to satisfy the anticipated requirements of developers, chip suppliers and manufacturers in the market for mobile electronic products. If the development of our MTD business does not occur, our ability to achieve success in this market may be limited, and this may in turn adversely affect our potential for long term revenue growth.

The development, application and licensing of new technologies in lighting display, security and mobile technology is a complex process subject to a number of uncertainties, including the integration of our new businesses into the rest of our company. Our competitors have significant marketing, workforce, financial and other resources and longer operating history which could make acceptance of our NBG technologies more difficult. If others develop innovative technologies that are superior to ours or if we fail to accurately anticipate technology and market trends, respond on a timely basis with our own new enhancements and technology and achieve broad market acceptance of these enhancements and technology, our competitive position may be harmed and our operating results may be adversely affected.

In order to grow, we may have to invest more resources in research and development than anticipated, which could increase our operating expenses and negatively impact our operating results.

If new competitors, technological advances by existing competitors, our entry into new markets and/or development of new technologies or other competitive factors require us to invest significantly greater resources than anticipated in our research and development efforts, our operating expenses would increase. For the three months ended March 31, 2012 and 2011, research and development expenses were US$38.4 million and US$23.3 million, respectively, including stock-based compensation of approximately US$2.7 million and US$2.5 million, respectively. For the years ended December 31, 2011 and 2010, research and development expenses were US$115.7 million and US$92.7 million, respectively, including stock-based compensation of approximately US$10.5 million and US$10.2 million, respectively. For the year ended December 31, 2011, research and development expenses also included US$15.7 million for retention bonuses for employees hired as a result of acquisitions, which will also be incurred in greater amounts in 2012. If we are required to invest significantly greater resources than anticipated in research and development efforts without an increase in revenue, our operating results could decline. Research and development expenses are likely to fluctuate from time to time to the extent we make periodic incremental investments in research and development, including as a result of acquisitions and our investment in new technologies. In order to grow, including entering new markets and/or developing new technologies, we anticipate that we will continue to devote substantial resources to research and development. We expect these expenses to increase in absolute dollars in the foreseeable future as our technology development efforts continue.

Our revenue is concentrated in a few customers, and if we lose any of these customers, our revenue may decrease substantially.

We have a high degree of revenue concentration. Our top five licensees represented approximately 74% of our revenues for the three months ended March 31, 2012 and 2011. For the three months ended March 31, 2012, revenues from NVIDIA, Renesas and Samsung each accounted for 10% or more of our total revenue. For the three months ended March 31, 2011, revenue from Elpida, NVIDIA, Samsung and Toshiba accounted for 10% or more of our total revenue. Our top five licensees represented approximately 66% and 85% of our revenues for the years ended December 31, 2011 and 2010, respectively. For the year ended December 31, 2011, revenues from Elpida, NVIDIA and Samsung, each accounted for 10% or more of our revenue. For the year ended December 31, 2010, revenue from Elpida and Samsung, each accounted for 10% or more of our total revenue. We expect to continue to experience significant revenue concentration for the foreseeable future.

In addition, some of our commercial agreements require us to provide certain customers with the lowest royalty rate that we provide to other customers for similar technologies, volumes and schedules. These clauses may limit our ability to effectively price differently among our customers, to respond quickly to market forces, or otherwise to compete on the basis of price. The particular licensees which account for revenue concentration have varied from period to period as a result of the addition of new contracts, expiration of existing contracts, renewal of existing contracts, industry consolidation, including the combination in 2010 of NEC and Renesas, and the volumes and prices at which the licensees have recently sold licensed semiconductors to system companies. These variations are expected to continue in the foreseeable future.

We continue to be in negotiations with licensees and prospective licensees to reach patent license agreements for DRAM devices and DRAM controllers. We expect that patent license royalties will continue to vary from period to period based on our success in renewing existing license agreements and adding new licensees, as well as the level of variation in our licensees’ reported shipment volumes, sales price and mix, offset in part by the proportion of licensee payments that are fixed. A number of our material license agreements are scheduled to expire in 2015. However, we cannot provide any assurance that we will reach agreement on renewal terms or that the royalty rates we will be entitled to receive under the new agreements will be as favorable to us as our current agreements. If we are unsuccessful in renewing any of these patent license agreements, our results of operations may decline significantly.

If our counterparties are unable to fulfill their financial and other obligations to us, our business and results of operations may be affected adversely.

Any downturn in economic conditions or other business factors could threaten the financial health of our counterparties, including companies with whom we have entered into licensing arrangements, settlement agreements or that have been subject to litigation judgments that provide for payments to us, and their ability to fulfill their financial and other obligations to us. Such financial pressures on our counterparties may eventually lead to bankruptcy proceedings or other attempts to avoid financial obligations that are due to us under licenses, settlement agreements or litigation judgments. Because bankruptcy courts have the power to modify or cancel contracts of the petitioner which remain subject to future performance and alter or discharge payment obligations related to pre-petition debts, we may receive less than all of the payments that we would otherwise be entitled to receive from any such counterparty as a result of a bankruptcy proceedings. For example, in February 2012, Elpida, one of our top 10% licensees by revenue, commenced bankruptcy proceedings in Japan as a result of debt loads, competition and declining prices for memory chips, among other reasons.  In addition, in 2009, two of our counterparties, Qimonda and Spansion, were subject to insolvency proceedings in their applicable jurisdictions as a result of a downturn in business which led to lower than anticipated or no payment to us. If we are unable to collect royalties or any other payments owed to us or if counterparties such as Elpida are unable to exit bankruptcy proceedings or otherwise suffer a loss of business as a result of such proceedings, or if other of our counterparties enter into bankruptcy or otherwise seek to renegotiate their financial obligations to us as a result of the deterioration of their financial health, our business and results of operations may be affected adversely.

If we cannot respond to rapid technological change in our target markets by developing new innovations in a timely and cost-effective manner, our operating results will suffer.

We derive most of our revenue from our chip interface technologies that we have patented. We expect that this dependence on our fundamental technology will continue for the foreseeable future. The semiconductor industry is characterized by rapid technological change, with new generations of semiconductors being introduced periodically and with ongoing improvements. The introduction or market acceptance of competing chip interfaces that render our chip interfaces less desirable or obsolete would have a rapid and material adverse effect on our business, results of operations and financial condition. The announcement of new chip interfaces by us could cause licensees or system companies to delay or defer entering into arrangements for the use of our current chip interfaces, which could have a material adverse effect on our business, financial condition and results of operations.

Our success depends on our ability to introduce and patent enhancements and new generations of our chip interface technologies that keep pace with other changes in the semiconductor industry and which achieve rapid market acceptance. We must devote significant engineering resources to addressing the need for higher speed chip interfaces associated with increases in the speed of microprocessors and other controllers. The technical innovations that are required for us to be successful are inherently complex and require long development cycles, and there can be no assurance that our development efforts will ultimately be successful. In addition, these innovations must be:

•                  completed before changes in the semiconductor industry render them obsolete;

•                  available when system companies require these innovations; and

•                  sufficiently compelling to cause semiconductor manufacturers to enter into licensing arrangements with us to implement these new technologies.

In all of our target markets, significant technological innovations generally require a substantial investment before their commercial viability can be determined. There can be no assurance that we have accurately estimated the amount of resources required to complete our innovation efforts, or that we will have, or be able to expend, sufficient resources required for the development of our innovations. In addition, there is market risk associated with these products for which we develop technological innovations, and there can be no assurance that unit volumes, and their associated royalties, will occur. If our technology fails to capture or maintain a portion of the high volume target consumer market, our business results could suffer.

Security breaches or vulnerabilities in our data security technologies could harm our reputation, result in financial losses and divert resources.

Because the techniques used by hackers to access or sabotage secure chip and other technologies change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques and may not address them in our CRI data security technologies. Furthermore, our data security technologies may also fail to detect or prevent security breaches due to a number of reasons such as the evolving nature of such threats and the continual emergence of new threats. An actual or perceived security breach of our licensees or their end-customers, regardless of whether the breach is attributable to the failure of our data security technologies, could adversely affect the market’s perception of our security technologies. We may not be able to correct any security flaws or vulnerabilities promptly, or at all. Any breaches, defects, errors or vulnerabilities in our data security technologies could result in:

•                  expenditure of significant financial and research and development resources in efforts to analyze, correct, eliminate or work-around breaches, errors or defects or to address and eliminate vulnerabilities;

•                  financial liability to licensees for breach of certain contract provisions;

•                  loss of existing or potential licensees;

•                  delayed or lost revenue;

•                  delay or failure to attain market acceptance;

•                  negative publicity, which will harm our reputation; and

•                  litigation, regulatory inquiries or investigations that may be costly and harm our reputation.

We have in the past and may in the future make acquisitions or enter into mergers, strategic transactions or other arrangements that may or may not produce the expected operating and financial results.

As part of our strategic initiatives, we currently are evaluating, and expect to continue to engage in, investments in or acquisitions of companies, products, patents or technologies, and the entry into strategic transactions or other arrangements. We completed a number of acquisitions in 2009 to date, including the acquisition of CRI in 2011, our largest transaction to date. These acquisitions, investments, transactions or arrangements are likely to range in size, some of which may be significant. After completing our acquisitions, we may experience difficulty integrating personnel and operations, which could negatively affect our operating results. In addition:

•                  the key personnel of the acquired entity or business may decide not to work for us or may not perform according to our expectations;

•                  we may experience additional legal, financial and accounting challenges and complexities in areas such as licensing, tax planning, cash management and financial reporting;

•                  we may experience challenges with existing or prospective licensees as a result of potential conflict between pre-existing and historical relationships and any newly acquired engagements and agreements;

•                  our ongoing business, including our operations, technology development and deliveries to our customers, may be disrupted, and employee retention and productivity could also suffer;

•                  we may not be able to recognize the financial benefits we anticipated and/or we may suffer losses, both with respect to our ongoing business and the acquired entity or business;

•                  our increasing international presence resulting from acquisitions may lead to additional risks associated with operating outside the United States, including with respect to legal, employment and other areas of focus, and may increase our exposure to international currency, tax and political risks; and

•                  our lack of experience with new products or technologies in new markets may cause us to fail to achieve expected financial and strategic benefits of the acquisition.

In connection with our strategic initiatives related to future acquisitions or mergers, strategic transactions or other arrangements, we may incur substantial expenses regardless of whether any transactions occur. Further, the risks described above may be exacerbated as a result of managing multiple acquisitions simultaneously.

In addition, we may be required to assume the liabilities of the companies or related to the businesses we acquire. The assumption of such liabilities may include those related to intellectual property infringement or indemnification of customers of acquired businesses for similar claims, which could materially and adversely affect our business.

We may have to incur debt or issue equity securities to pay for any future acquisition, which debt or equity securities could involve restrictive covenants or be dilutive to our existing stockholders.

Some of our revenue is subject to the pricing policies of our licensees over whom we have no control.

We have no control over our licensees’ pricing of their products and there can be no assurance that licensee products using or containing our chip interfaces will be competitively priced or will sell in significant volumes. One important requirement for our memory chip interfaces is for any premium charged by our licensees in the price of memory and controller chips over alternatives to be reasonable in comparison to the perceived benefits of the chip interfaces. If the benefits of our technology do not match the price premium charged by our licensees, the resulting decline in sales of products incorporating our technology could harm our operating results.

Our licensing cycle is lengthy and costly, and our marketing and licensing efforts may be unsuccessful.

The process of persuading customers to adopt and license our chip interface, lighting and display, data security, mobile and other semiconductor technologies can be lengthy.  Even if successful, there can be no assurance that our technologies will be used in a product that is ultimately brought to market, achieves commercial acceptance or results in significant royalties to us. We generally incur significant marketing and sales expenses prior to entering into our license agreements, generating a license fee and establishing a royalty stream from each licensee. The length of time it takes to establish a new licensing relationship can take many months or even years. In addition, our ongoing intellectual property litigation and regulatory actions have and will likely continue to have an impact on our ability to enter into new licenses and renewals of licenses. We may incur costs in any particular period before any associated revenue stream begins, if at all. If our marketing and sales efforts are very lengthy or unsuccessful, then we may face a material adverse effect on our business and results of operations as a result of failure or delay to obtain royalties.

Future revenue is difficult to predict for several reasons, and our failure to predict revenue accurately may result in our stock price declining.

Our lengthy and costly license negotiation cycle and our ongoing intellectual property litigation make our future revenue difficult to predict because we may not be successful in entering into licenses with our customers on our estimated timelines and we are reliant on the litigation timelines for any results or settlements.

While some of our license agreements provide for fixed, quarterly royalty payments, many of our license agreements provide for volume-based royalties, and may also be subject to caps on royalties in a given period. The sales volume and prices of our licensees’ products in any given period can be difficult to predict. As a result, our actual results may differ substantially from analyst estimates or our forecasts in any given quarter.

In addition, a portion of our revenue comes from development and support services provided to our licensees. Depending upon the nature of the services, a portion of the related revenue may be recognized ratably over the support period, or may be recognized according to contract accounting. Contract revenue accounting may result in deferral of the service fees to the completion of the contract, or may be recognized over the period in which services are performed on a percentage-of-completion basis. There can be no assurance that the product development schedule for these projects will not be changed or delayed.

All of these factors make it difficult to predict future revenue and may result in our missing previously announced earnings guidance or analysts’ estimates which would likely cause our stock price to decline.

A substantial portion of our revenue is derived from sources outside of the United States and this revenue and our business generally are subject to risks related to international operations that are often beyond our control.

For the three months ended March 31, 2012 and 2011, revenue received from our international customers constituted approximately 74% and 78% of our total revenue, respectively. For the years ended December 31, 2011 and 2010, revenue received from our international customers constituted approximately 67% and 93%, respectively, of our total revenue. As a result of our continued focus on international markets, we expect that future revenue derived from international sources will continue to represent a significant portion of our total revenue.

To date, all of the revenue from international licensees has been denominated in U.S. dollars. However, to the extent that such licensees’ sales to systems companies are not denominated in U.S. dollars, any royalties which are based as a percentage of the customer’s sales that we receive as a result of such sales could be subject to fluctuations in currency exchange rates. In addition, if the effective price of licensed semiconductors sold by our foreign licensees were to increase as a result of fluctuations in the exchange rate of the relevant currencies, demand for licensed semiconductors could fall, which in turn would reduce our royalties. We do not use financial instruments to hedge foreign exchange rate risk.

We currently have international design operations in India and business development operations in Japan, Korea, Taiwan and Germany. Our international operations and revenue are subject to a variety of risks which are beyond our control, including:

•                  export controls, tariffs, import and licensing restrictions and other trade barriers;

•                  profits, if any, earned abroad being subject to local tax laws and not being repatriated to the United States or, if repatriation is possible, limited in amount;

•                  treatment of revenue from international sources and changes to tax codes, including being subject to foreign tax laws and being liable for paying withholding, income or other taxes in foreign jurisdictions, such as withholding taxes in Korea;

•                  foreign government laws and regulations and changes in these laws and regulations;

•                  lack of protection of our intellectual property and other contract rights by jurisdictions in which we may do business to the same extent as the laws of the United States;

•                  hiring, maintaining and managing a workforce remotely and under various legal systems;

•                  natural disasters, acts of war, terrorism, widespread illness or securities breaches;

•                  social, political and economic instability;

•                  geo-political issues; including changes in diplomatic and trade relationships; and

•                  cultural differences in the conduct of business both with licensees and in conducting business in our international facilities and international sales offices.

We and our licensees are subject to many of the risks described above with respect to companies which are located in different countries, particularly electronics manufacturers located in Asia. There can be no assurance that one or more of the risks associated with our international operations will not result in a material adverse effect on our business, financial condition or results of operations.

Weak global economic conditions may adversely affect demand for the products and services of our licensees.

Our operations and performance depend significantly on worldwide economic conditions, and the U.S. and world economies have experienced a prolonged period of weak economic conditions, and the threats of further regional or worldwide downturn are evident today. Uncertainty about global economic conditions poses a risk as consumers and businesses may postpone spending in response to tighter credit, negative financial news and declines in income or asset values, which could have a material negative effect on the demand for the products of our licensees in the foreseeable future. Other factors that could influence demand include continuing increases in fuel and energy costs, competitive pressures, including pricing pressures, from companies that have competing products, changes in the credit market, conditions in the residential real estate and mortgage markets, consumer confidence, and other macroeconomic factors affecting consumer spending behavior. If our licensees experience reduced demand for their products as a result of economic conditions or otherwise, our business and results of operations could be harmed.

If we are unable to attract and retain qualified personnel, our business and operations could suffer.

Our success is dependent upon our ability to identify, attract, compensate, motivate and retain qualified personnel, especially engineers, who can enhance our existing technologies and introduce new technologies. Competition for qualified personnel, particularly those with significant industry experience, is intense, in particular in the San Francisco Bay Area where we are headquartered and in the area of Bangalore, India where we have a design center. We are also dependent upon our senior management personnel. The loss of the services of any of our senior management personnel, or key sales personnel in critical markets, or critical members of staff, or of a significant number of our engineers could be disruptive to our development efforts or business relationships and could cause our business and operations to suffer.

We are subject to various government restrictions and regulation, including on the sale of products and services that use encryption technology and those related to privacy and other consumer protection matters.

Regulatory initiatives throughout the world can also create new and unforeseen regulatory obligations on us and the technology we develop, particularly for NBG. The impact of these potential obligations varies based on the jurisdiction, but any such changes could impact whether we enter, maintain or expand our presence in a particular market or with particular potential licensees.

Various countries have adopted controls, license requirements and restrictions on the export, import and use of products or services that contain encryption technology. In addition, from time to time, governmental agencies have proposed additional requirements for encryption technology, such as requiring the escrow and governmental recovery of private encryption keys. Restrictions on the sale or distribution of products or services containing encryption technology may impact the ability of CRI to license its data security technologies to the manufacturers and providers of such products and services in certain markets or may require CRI or its licensees to make changes to the licensed data security technology that is embedded in such products to comply with such restrictions. Government restrictions, or changes to the products or services of CRI licensees to comply with such restrictions, could delay or prevent the acceptance and use of such licensees’ products and services. In addition, the United States and other countries have imposed export controls that prohibit the export of encryption technology to certain countries, entities and individuals. Our failure to comply with export and use regulations concerning encryption technology of CRI could subject us to sanctions and penalties, including fines, and suspension or revocation of export or import privileges.

We are subject to a variety of laws and regulations in the United States and abroad that involve, for example, user privacy, data protection, content and consumer protection. A number of proposals are pending before federal, state, and foreign legislative and regulatory bodies that could significantly affect our business. For example, a revision to the 1995 European Union Data Protection Directive is currently being considered by European legislative bodies that may include more stringent operational requirements for data processors and significant penalties for non-compliance. Similarly, there have been a number of recent legislative proposals in the United States, at both the federal and state level, that would impose new obligations in areas such as privacy and liability for copyright infringement by third parties. These existing and proposed laws and regulations can be costly to comply with and can delay or impede the development of new products, result in negative publicity, increase our operating costs and subject us to claims or other remedies.

Our operations are subject to risks of natural disasters, acts of war, terrorism, widespread illness or security breach at our domestic and international locations, any one of which could result in a business stoppage and negatively affect our operating results.

Our business operations depend on our ability to maintain and protect our facilities, computer systems and personnel, which are primarily located in the San Francisco Bay Area. The San Francisco Bay Area is in close proximity to known earthquake fault zones. Our facilities and transportation for our employees are susceptible to damage from earthquakes and other natural disasters such as fires, floods and similar events. Should a catastrophe disable our facilities, we do not have readily available alternative facilities from which we could conduct our business, which stoppage could have a negative effect on our operating results. We also rely on our network infrastructure and technology systems for operational support and business activities, which are subject to damage from malicious code and other related vulnerabilities common to networks and computer systems, including acts of vandalism and potential security breach by third parties. Acts of terrorism, widespread illness, war and any event that causes failures or interruption in our network infrastructure and technology systems could have a negative effect at our international and domestic facilities and could harm our business, financial condition, and operating results.

Unanticipated changes in our tax rates or in the tax laws and regulations could expose us to additional income tax liabilities which could affect our operating results and financial condition.

We are subject to income taxes in both the United States and various foreign jurisdictions. Significant judgment is required in determining our worldwide provision (or benefit) for income taxes and, in the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is uncertain. Our effective tax rate could be adversely affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in tax laws and regulations as well as other factors. Our tax determinations are regularly subject to audit by tax authorities and developments in those audits could adversely affect our income tax provision. Although we believe that our tax estimates are reasonable, the final determination of tax audits or tax disputes may be different from what is reflected in our historical income tax provisions which could affect our operating results.

Our results of operations could vary as a result of the methods, estimates and judgments we use in applying our accounting policies.

The methods, estimates and judgments we use in applying our accounting policies have a significant impact on our results of operations, including the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities, as described elsewhere in this report. On an ongoing basis, we evaluate our estimates, including those related to revenue recognition, investments, income taxes, litigation, goodwill and intangibles, and other contingencies. Such methods, estimates and judgments are, by their nature, subject to substantial risks, uncertainties and assumptions, and factors may arise over time that lead us to change our methods, estimates and judgments. In addition, actual results may differ from these estimates under different assumptions or conditions.

Changes in those methods, estimates and judgments could significantly affect our results of operations. In particular, the measurement of share-based compensation expense requires us to use valuation methodologies and a number of assumptions, estimates and conclusions regarding matters such as expected forfeitures, expected volatility of our share price, and the exercise behavior of our employees. Changes in these factors may affect both our reported results (including cost of contract revenue, research and development expenses, marketing, general and administrative expenses and our effective tax rate) and any forward-looking projections we make that incorporate projections of share-based compensation expense. Furthermore, there are no means, under applicable accounting principles, to compare and adjust our reported expense if and when we learn about additional information that may affect the estimates that we previously made, with the exception of changes in expected forfeitures of share-based awards.

Factors may arise that lead us to change our estimates and assumptions with respect to future share-based compensation arrangements, resulting in variability in our share-based compensation expense over time.

Risks Related to Capitalization Matters and Corporate Governance

The price of our common stock may fluctuate significantly, which may make it difficult for holders to resell their shares when desired or at attractive prices.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “RMBS.” The trading price of our common stock has been subject to wide fluctuations which we expect to continue in the future in response to, among other things, the following:

•                  new litigation or developments in current litigation, including an unfavorable outcome to us from court proceedings relating to our ongoing litigation and reaction to any settlements that we enter into with former litigants, such as the November 2011 verdict against us in our San Francisco antitrust proceeding, and the unpredictability of litigation results or settlements and the timing and amount of any litigation expenses;

•                  any progress, or lack of progress, real or perceived, in the development of products that incorporate our innovations and technology companies’ acceptance of our products, including the results of our efforts to expand into new target markets;

•                  our signing or not signing new licensees and the loss of strategic relationships with any licensee;

•                  the success of high volume consumer applications;

•                  the dependence of our royalties upon fluctuating sales volumes and prices of products that include our technology, including the seasonal shipment patterns of systems incorporating our products and semiconductor or system companies discontinuing major products incorporating our products;

•                  announcements of our technological innovations or new products by us, our licensees or our competitors;

•                  changes in our customers’ development schedules and levels of expenditure on research and development;

•                  our licensees terminating or failing to make payments under their current contracts or seeking to modify such contracts, whether voluntarily or as a result of financial difficulties;

•                  changes in our strategies, including changes in our licensing focus and/or acquisitions of companies with business models or target markets different from our own;

•                  changes in the economy and credit market and their effects upon demand for our technology and the products of our licensees;

•                  positive or negative reports by securities analysts as to our expected financial results and business developments;

•                  developments with respect to patents or proprietary rights and other events or factors;

•                  trading activity related to our share repurchase plans; and

•                  issuance of additional securities by us, including in acquisitions.

In addition, the stock market in general, and prices for companies in our industry in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our common stock, regardless of our operating performance.

Because our outstanding senior convertible notes are convertible into shares of our common stock, volatility or depressed prices of our common stock could have a similar effect on the trading price of our notes. In addition, the existence of the notes may encourage short selling in our common stock by market participants because the conversion of the notes could depress the price of our common stock.

Sales of substantial amounts of shares of our common stock in the public market, or the perception that those sales may occur, could cause the market price of our common stock to decline. In addition, lack of positive performance in our stock price may adversely affect our ability to retain key employees.

We have been party to, and may in the future be subject to, lawsuits relating to securities law matters which may result in unfavorable outcomes and significant judgments, settlements and legal expenses which could cause our business, financial condition and results of operations to suffer.

In connection with our stock option investigation, we and certain of our current and former officers and directors, as well as our current auditors, were subject to several stockholder derivative actions, securities fraud class actions and/or individual lawsuits filed in federal court against us and certain of our current and former officers and directors. The complaints generally allege that the defendants violated the federal and state securities laws and state law claims for fraud and breach of fiduciary duty. While we have settled most of these actions, certain individual lawsuits continue to be adjudicated. For more information about the historic litigation described above, see Note 13, “Litigation and Asserted Claims,” of Notes to Unaudited Condensed Consolidated Financial Statements contained in our Form 10-Q for the quarter ended March 31, 2012. The amount of time to resolve these current and any future lawsuits is uncertain, and these matters could require significant management and financial resources which could otherwise be devoted to the operation of our business. Although we have expensed or accrued for certain liabilities that we believe will result from certain of these actions, the actual costs and expenses to defend and satisfy all of these lawsuits and any potential future litigation may exceed our current estimated accruals, possibly significantly. Unfavorable outcomes and significant judgments, settlements and legal expenses in litigation related to our past and any future securities law claims could have material adverse impacts on our business, financial condition, results of operations, cash flows and the trading price of our common stock.

We are leveraged financially, which could adversely affect our ability to adjust our business to respond to competitive pressures and to obtain sufficient funds to satisfy our future research and development needs, to protect and enforce our intellectual property and other needs.

We have indebtedness. In 2009, we issued US$172.5 million aggregate principal amount of our 2014 Notes. The degree to which we are leveraged could have important consequences, including, but not limited to, the following:

•                  our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, litigation, general corporate or other purposes may be limited;

•                  a substantial portion of our cash flows from operations in the future will be dedicated to the payment of the principal of our indebtedness as we are required to pay the principal amount of our 2014 Notes in cash upon conversion if specified conditions are met or when due;

•                  if upon any conversion of our 2014 Notes we are required to satisfy our conversion obligation with shares of our common stock or we are required to pay a “make-whole” premium with shares of our common stock, our existing stockholders’ interest in us would be diluted; and

•                  we may be more vulnerable to economic downturns, less able to withstand competitive pressures and less flexible in responding to changing business and economic conditions.

A failure to comply with the covenants and other provisions of our debt instruments could result in events of default under such instruments, which could permit acceleration of all of our notes. Any required repayment of our notes as a result of a fundamental change or other acceleration would lower our current cash on hand such that we would not have those funds available for use in our business.

If we are at any time unable to generate sufficient cash flows from operations to service our indebtedness when payment is due, we may be required to attempt to renegotiate the terms of the instruments relating to the indebtedness, seek to refinance all or a portion of the indebtedness or obtain additional financing. There can be no assurance that we will be able to successfully renegotiate such terms, that any such refinancing would be possible or that any additional financing could be obtained on terms that are favorable or acceptable to us.

If securities or industry analysts change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us, our business or our market on the Internet or in the press. If one or more of the analysts who cover us change their recommendation regarding our stock adversely or otherwise publishes a negative analysis, our stock price would likely decline. If one or more of these analysts ceases coverage of our company or fails to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the historic Sarbanes-Oxley Act and recent Dodd-Frank Act, and new Securities and Exchange Commission regulations and NASDAQ rules, have historically created uncertainty for companies such as ours. Any new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Any new investment of resources to comply with evolving laws, regulations and standards, may result in increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our reputation may be harmed and our business and operations would suffer.

Our restated certificate of incorporation and bylaws, Delaware law and our outstanding convertible notes contain provisions that could discourage transactions resulting in a change in control, which may negatively affect the market price of our common stock.

Our restated certificate of incorporation, our bylaws and Delaware law contain provisions that might enable our management to discourage, delay or prevent a change in control. In addition, these provisions could limit the price that investors would be willing to pay in the future for shares of our common stock. Pursuant to such provisions:

•                  our board of directors is authorized, without prior stockholder approval, to create and issue preferred stock, commonly referred to as “blank check” preferred stock, with rights senior to those of common stock, which means that a new stockholder rights plan could be implemented by our board to replace our old plan that expired in 2010;

•                  our board of directors is staggered into two classes, only one of which is elected at each annual meeting;

•                  stockholder action by written consent is prohibited;

•                  nominations for election to our board of directors and the submission of matters to be acted upon by stockholders at a meeting are subject to advance notice requirements;

•                  certain provisions in our bylaws and certificate of incorporation such as notice to stockholders, the ability to call a stockholder meeting, advance notice requirements and action of stockholders by written consent may only be amended with the approval of stockholders holding 66 2/3% of our outstanding voting stock;

•                  our stockholders have no authority to call special meetings of stockholders; and

•                  our board of directors is expressly authorized to make, alter or repeal our bylaws.

We are also subject to Section 203 of the Delaware General Corporation Law, which provides, subject to enumerated exceptions, that if a person acquires 15% or more of our outstanding voting stock, the person is an “interested stockholder” and may not engage in any “business combination” with us for a period of three years from the time the person acquired 15% or more of our outstanding voting stock.

Certain provisions of our outstanding convertible notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the notes will have the right, at their option, to require us to repurchase, at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest on the notes, all or a portion of their notes. We may also be required to issue additional shares of our common stock upon conversion of such notes in the event of certain fundamental changes.

Litigation, Regulation and Business Risks Related to our Intellectual Property

We face current and potential adverse determinations in litigation stemming from our efforts to protect and enforce our patents and intellectual property and make other claims, which could broadly impact our intellectual property rights, distract our management and cause substantial expenses and declines in our revenue and stock price.

We seek to diligently protect our intellectual property rights. In connection with the extension of our licensing program to SDR SDRAM-compatible and DDR SDRAM-compatible products, we became involved in litigation related to such efforts against different parties in multiple jurisdictions. In each of these cases, we have claimed infringement of certain of our patents, while the manufacturers of such products have generally sought damages and a determination that the patents in suit are invalid, unenforceable and not infringed. Among other things, the opposing parties have alleged that certain of our patents are unenforceable because we engaged in document spoliation, litigation misconduct and/or acted improperly during our 1991 to 1995 participation in the JEDEC standard setting organization (including allegations of antitrust violations and unfair competition). We have also become involved in litigation related to infringement of our patents related to products having certain peripheral interfaces. In addition, we did not prevail at jury trial in our antitrust suit against certain memory manufacturers in November 2011, which caused the market price of our stock to drop significantly, and we face appeals and further proceedings related to such actions. See Note 13, “Litigation and Asserted Claims,” of Notes to Unaudited Condensed Consolidated Financial Statements of our Form 10-Q for the quarter ended March 31, 2012.

There can be no assurance that any or all of the opposing parties will not succeed, either at the trial or appellate level, with such claims or counterclaims against us or that they will not in some other way establish broad defenses against our patents, achieve conflicting results or otherwise avoid, delay paying royalties for the use of our patented technology, or obtain orders to require us to pay or reimburse their costs or attorneys’ fees in material amounts or post bonds to cover such amounts. Moreover, there is a risk that if one party prevails against us, other parties could use the adverse result to defeat or limit our claims against them; conversely, there can be no assurance that if we prevail against one party, we will succeed against other parties on similar claims, defenses, or counterclaims. In addition, there is the risk that the pending litigations and other circumstances may cause us to accept less than what we now believe to be fair consideration in settlement.

Any of these matters or any future intellectual property litigation, whether or not determined in our favor or settled by us, is costly, may cause delays (including delays in negotiating licenses with other actual or potential licensees), will tend to discourage future design partners, will tend to impair adoption of our existing technologies and divert the efforts and attention of our management and technical personnel from other business operations. In addition, we may be unsuccessful in our litigation if we have difficulty obtaining the cooperation of former employees and agents who were involved in our business during the relevant periods related to our litigation and are now needed to assist in cases or testify on our behalf. Furthermore, any adverse determination or other resolution in litigation could result in our losing certain rights beyond the rights at issue in a particular case, including, among other things: our being effectively barred from suing others for violating certain or all of our intellectual property rights; our patents being held invalid or unenforceable or not infringed; our being subjected to significant liabilities; our being required to seek licenses from third parties; our being prevented from licensing our patented technology; or our being required to renegotiate with current licensees on a temporary or permanent basis.

Even if we are successful in our litigation, or any settlement of such litigation, there is no guarantee that the applicable opposing parties will be able to pay any damages awards timely or at all as a result of financial difficulties or otherwise. Delay or any or all of these adverse results could cause substantial expenses or declines in our revenue and stock price.

From time to time, we are subject to proceedings by government agencies, such as our Federal Trade Commission and European Commission proceedings over the past several years. These proceedings may result in adverse determinations against us or in other outcomes that could limit our ability to enforce or license our intellectual property, and could cause our revenue to decline substantially.

An adverse resolution by or with a governmental agency could result in severe limitations on our ability to protect and license our intellectual property, and would cause our revenue to decline substantially.

Third parties have and may attempt to use adverse findings by a government agency to limit our ability to enforce or license our patents in private litigations, to challenge or otherwise act against us with respect to such government agency proceedings, such as the attempts by Hynix to appeal our settlement with the European Commission and to assert claims for monetary damages against us, and other attempts by other adverse parties to challenge our settlement. Although we have successfully defeated certain attempts to do so, there can be no assurance that other third parties will not be successful in the future or that additional claims or actions arising out of adverse findings by a government agency will not be asserted against us.

Further, third parties have sought and may seek review and reconsideration of the patentability of inventions claimed in certain of our patents by the U.S. Patent and Trademark Office (“PTO”) and/or the European Patent Office (the “EPO”). Currently, we are subject to numerous re-examination proceedings, including proceedings initiated by Hynix and Micron as a defensive action in connection with our litigation against those companies. A number of these re-examination proceedings are being reviewed by the PTO’s Board of Patent Appeals and Interferences (“BPAI”). The BPAI has issued decisions in a few cases, finding the challenged claims of Rambus’ patents to be invalid. Decisions of the BPAI are subject to further PTO proceedings and appeal to the Court of Appeals for the Federal Circuit. A final adverse decision by the PTO or EPO could invalidate some or all of these patent claims and could also result in additional adverse consequences affecting other related U.S. or European patents, including in our intellectual property litigation. If a sufficient number of such patents are impaired, our ability to enforce or license our intellectual property would be significantly weakened and this could cause our revenue to decline substantially.

The pendency of any governmental agency acting as described above may impair our ability to enforce or license our patents or collect royalties from existing or potential licensees, as our litigation opponents may attempt to use such proceedings to delay or otherwise impair any pending cases and our existing or potential licensees may await the final outcome of any proceedings before agreeing to new licenses or pay royalties.

Litigation or other third-party claims of intellectual property infringement could require us to expend substantial resources and could prevent us from developing or licensing our technology on a cost-effective basis.

Our research and development programs are in highly competitive fields in which numerous third parties have issued patents and patent applications with claims closely related to the subject matter of our programs. We have also been named in the past, and may in the future be named, as a defendant in lawsuits claiming that our technology infringes upon the intellectual property rights of third parties. As we develop additional products and technology, we may face claims of infringement of various patents and other intellectual property rights by third parties. In the event of a third-party claim or a successful infringement action against us, we may be required to pay substantial damages, to stop developing and licensing our infringing technology, to develop non-infringing technology, and to obtain licenses, which could result in our paying substantial royalties or our granting of cross licenses to our technologies. Threatened or ongoing third-party claims of infringement actions may prevent us from pursuing additional development and licensing arrangements for some period. For example, we may discontinue negotiations with certain customers for additional licensing of our patents due to the uncertainty caused by our ongoing litigation on the terms of such licenses or of the terms of such licenses on our litigation. We may not be able to obtain licenses from other parties at a reasonable cost, or at all, which could cause us to expend substantial resources, or result in delays in, or the cancellation of, new product.

If we are unable to successfully protect our inventions through the issuance and enforcement of patents, our operating results could be adversely affected.

We have an active program to protect our proprietary inventions through the filing of patents. There can be no assurance, however, that:

•                  any current or future U.S. or foreign patent applications will be approved and not be challenged by third parties;

•                  our issued patents will protect our intellectual property and not be challenged by third parties;

•                  the validity of our patents will be upheld;

•                  our patents will not be declared unenforceable;

•                  the patents of others will not have an adverse effect on our ability to do business;

•                  Congress or the U.S. courts or foreign countries will not change the nature or scope of rights afforded patents or patent owners or alter in an adverse way the process for seeking or enforcing patents;

•                  changes in law will not be implemented, or changes in interpretation of such laws will occur, that will affect our ability to protect and enforce our patents and other intellectual property, including as a result of the passage of the America Invents Act of 2011 (which codifies several significant changes to the U.S. patent laws and will remain subject to certain rule-making and interpretation, including changing from a “first to invent” to a “first inventor to file” system, limiting where a patentee may file a patent suit, requiring the apportionment of patent damages, replacing interference proceedings with derivation actions, and creating a post-grant opposition process to challenge patents after they have issued);

•                  new legal theories and strategies utilized by our competitors will not be successful;

•                  others will not independently develop similar or competing chip interfaces or design around any patents that may be issued to us; or

•                  factors such as difficulty in obtaining cooperation from inventors, pre-existing challenges or litigation, or license or other contract issues will not present additional challenges in securing protection with respect to patents and other intellectual property that we acquire.

If any of the above were to occur, our operating results could be adversely affected.

In addition, our patents will continue to expire according to their terms, with expiration dates ranging from 2012 to 2030. Our failure to continuously develop or acquire successful innovations and obtain patents on those innovations could significantly harm our business, financial condition, results of operations, or cash flows.

Our inability to protect and own the intellectual property we create would cause our business to suffer.

We rely primarily on a combination of license, development and nondisclosure agreements, trademark, trade secret and copyright law and contractual provisions to protect our non-patentable intellectual property rights. If we fail to protect these intellectual property rights, our licensees and others may seek to use our technology without the payment of license fees and royalties, which could weaken our competitive position, reduce our operating results and increase the likelihood of costly litigation. The growth of our business depends in large part on the use of our intellectual property in the products of third party manufacturers, and our ability to enforce intellectual property rights against them to obtain appropriate compensation. In addition, effective trade secret protection may be unavailable or limited in certain foreign countries. Although we intend to protect our rights vigorously, if we fail to do so, our business will suffer.

We rely upon the accuracy of our licensees’ recordkeeping, and any inaccuracies or payment disputes for amounts owed to us under our licensing agreements may harm our results of operations.

Many of our license agreements require our licensees to document the manufacture and sale of products that incorporate our technology and report this data to us on a quarterly basis. While licenses with such terms give us the right to audit books and records of our licensees to verify this information, audits rarely are undertaken because they can be expensive, time consuming, and potentially detrimental to our ongoing business relationship with our licensees. Therefore, we typically rely on the accuracy of the reports from licensees without independently verifying the information in them. Our failure to audit our licensees’ books and records may result in our receiving more or less royalty revenue than we are entitled to under the terms of our license agreements. If we conduct royalty audits in the future, such audits may trigger disagreements over contract terms with our licensees and such disagreements could hamper customer relations, divert the efforts and attention of our management from normal operations and impact our business operations and financial condition.

Any dispute regarding our intellectual property may require us to indemnify certain licensees, the cost of which could severely hamper our business operations and financial condition.

In any potential dispute involving our patents or other intellectual property, our licensees could also become the target of litigation. While we generally do not indemnify our licensees, some of our license agreements provide limited indemnities, and some require us to provide technical support and information to a licensee that is involved in litigation involving use of our technology. In addition, we may agree to indemnify others in the future. Any of these indemnification and support obligations could result in substantial expenses. In addition to the time and expense required for us to indemnify or supply such support to our licensees, a licensee’s development, marketing and sales of licensed semiconductors, lighting and display, mobile communications and data security technologies could be severely disrupted or shut down as a result of litigation, which in turn could severely hamper our business operations and financial condition as a result of lower or no royalty payments.

THE OFFER

1.             Eligibility.

You are an “Eligible Employee” and may participate in the offer if you are an employee of the Rambus Group and your principal work location is in an Eligible Country as of the start of the offer through the Cancellation Date and holds an outstanding eligible option grant(s) throughtout the Offering Period.  Our named executive officers, senior vice presidents and directors may not participate in this offer.

To receive a grant of New Options, you must continue to be an employee of the Rambus Group and work in an Eligible Country through the New Option Grant Date.  The New Option Grant Date will be the same calendar day as the Cancellation Date.  If you are not an employee of the Rambus Group or work in an Eligible Country through the New Option Grant Date, you will keep your current Eligible Options and they will vest and expire in accordance with their terms.  If we do not extend the offer, the New Option Grant Date is expected to be June 22, 2012.  Except as provided by applicable law and/or any employment agreement between you and the Rambus Group, your employment with the Rambus Group will remain “at-will” regardless of your participation in the offer and can be terminated by you or your employer at any time with or without cause or notice.  In order to vest in your New Options, you generally must continue to provide services to the Rambus Group through each relevant vesting date.

2.             Number of New Options; Expiration Date.

Subject to the terms and conditions of this offer, we will accept for exchange options granted with an exercise price greater than US$14.50 per share under the Plans that are held by Eligible Employees, are outstanding and unexercised as of Expiration Date, and that are properly elected to be exchanged, and are not validly withdrawn, before the Expiration Date.  In order to be eligible, options must be outstanding on the Expiration Date. For example, if a particular option grant expires during the Offering Period, that option grant is not eligible for exchange.

Participation in this offer is completely voluntary. You may decide which of your Eligible Option Grants you wish to exchange.  If you hold more than one Eligible Option Grant, however, you may choose to exchange one or more of such Eligible Option Grant without having to exchange all of your Eligible Option Grants. If you elect to participate in this offer, you must exchange all of the shares subject to any particular Eligible Option Grant that you choose to exchange. We will not accept partial tenders of option grants. If you elect to participate in this offer with respect to any partially exercised Eligible Option Grant, you must exchange the entire remaining portion of such option grant.

For example, if you hold (1) an Eligible Option Grant to purchase 1,000 shares, 700 of which you have already exercised, (2) an Eligible Option Grant to purchase 1,000 shares, and (3) an Eligible Option Grant to purchase 3,000 shares, you may choose to exchange all three option grants, or only two of the three option grants, or only one of the three grants, or none at all. You may not elect to exchange a partial amount under any option grant (such as an election to exchange only 150 shares of the remaining 300 shares under the first option grant).

If you have an option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an Eligible Employee of the Rambus Group beneficially owns a portion of that option, you may accept this offer with respect to the entire remaining outstanding portion of the option grant if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents.  As described above, we will not accept partial tenders of option grants, so you may not accept this offer with respect to a portion of an Eligible Option Grant that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else. As you are the legal owner of the Eligible Options, we will respect an election to exchange such Eligible Option Grant pursuant to the offer that is made by you and accepted by us and we will not be responsible to you or the beneficial owner of the Eligible Option Grant for any action taken by you with respect to such Eligible Option Grant.

For example, if you are an Eligible Employee and you hold an Eligible Option Grant to purchase 3,000 shares that is subject to a domestic relations order, 1,000 shares of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to exchange the 2,500 shares that remain outstanding subject to the Eligible Option Grant, or you may elect not to participate in the offer at all with respect to this option grant. These are your only choices with respect to this option grant.

New Options

All Eligible Employees who properly tender Eligible Options pursuant to this offer will receive New Options.  The per share exercise price of the New Options will be the fair market value of a share of Rambus’ common stock on the New Option Grant Date.

Exchange Ratios

Subject to the terms of this offer and upon our acceptance of your properly tendered options, each Exchanged Option will be cancelled and replaced with a New Option to purchase a reduced number of shares of our common stock equal to (a) the number of options you exchange multiplied by (b) an exchange ratio.

For purposes of applying the exchange ratios, fractional shares subject to New Options will be rounded down to the nearest whole share.  The exchange ratios will be applied on a grant-by-grant basis.  This means that the various Eligible Options you hold may be subject to different exchange ratios.  For purposes of this offer, including the exchange ratios, the term “option” generally refers to an option to purchase one share of our common stock.

The following table represents the exchange ratios applicable to the offer.

	Applicable Exchange Ratio based on the Closing Price of Rambus Inc. Common Stock on the Expiration Date
Original Grant Date of Eligible Stock Option	<US$5.00	US$5.00 - US$7.00	>US$7.00

4/28/03 - 5/21/03	110.50	34.75	16.75

6/24/03 - 9/26/03	38.50	16.25	9.25

11/25/03 - 4/1/04	116.25	44.50	23.25

5/3/04 - 1/3/05	13.25	8.00	5.50

2/1/05 - 2/1/06	4.75	3.50	3.00

2/23/06 - 5/1/06	11.25	7.25	5.50

6/1/06 - 5/1/07	3.00	2.50	2.10

7/2/07 - 1/2/09	2.50	2.00	1.80

9/1/09 - 10/1/10	1.90	1.70	1.50

11/1/10 - 5/2/11	1.70	1.40	1.40

7/1/11 - 11/1/11	1.40	1.40	1.20

To ensure that you will have the information you need to make an informed decision based on the number of New Options that will be granted in exchange for Eligible Options, on the Expiration Date, after the close of the trading day (which occurs at 1:00 p.m. Pacific Time), as soon as reasonably practicable, we will post the closing price of our common stock for that day (which will be the new stock option exercise price) and the exchange ratio for each price range and also deliver to you (by e-mail or other method) a notification of these terms.  You will have until 8:00 p.m., Pacific Time, on the Expiration Date to make an election by completing and submitting an election form or change any previous elections that you have made by completing and submitting a new election and withdrawal form. (See Section 4.)

The stated exchange ratio will apply for all exercise prices for eligible stock options within the applicable price range.

For example, if the closing price of Rambus common stock on the Expiration Date is US$5.50, then:

•                  an eligible stock option to purchase 3,500 shares with grant date of February 1, 2006 can be exchanged for a new option to purchase 1,000 shares;

•                  an eligible stock option to purchase 7,250 shares with grant date of March 1, 2006 can be exchanged for a new option to purchase 1,000 shares;

•                  an eligible stock option to purchase 1,400 shares with grant date of November 1, 2010 can be exchanged for a new option to purchase 1,000 shares.

You can review a list of your eligible stock options and the exercise prices of those stock options by accessing your account at www.corp-action.net/RambusIncStockOptionExchange.

All New Options will be subject to the terms of our 2006 Plan, and to an option agreement and country-specific appendix thereto entered into between you and Rambus.  The current form of option agreement and country-specific appendix under the 2006 Plan is incorporated by reference as an exhibit to the Schedule TO with which this Offer to Exchange has been filed.  If you are an Eligible Employee outside the U.S., your New Options may be subject to additional terms and conditions set forth in a country-specific appendix to the option agreement to facilitate legal compliance.

The Expiration Date for this offer will be 8:00 p.m., Pacific Time, on June 22, 2012, unless we extend the offer.  We may, in our discretion, extend the offer, in which event the Expiration Date will refer to the latest time and date at which the extended offer expires.  See Section 16 of this Offer to Exchange for a description of our rights to extend, terminate, and amend the offer.

3.             Purpose of the offer.

The primary purpose of this offer is to improve the retention and incentive benefits of our equity awards. We believe that this offer will foster retention of valuable employees of the Rambus Group, provide meaningful incentive to them, and better align the interests of employees and stockholders to maximize stockholder value.  The offer also will have the added benefit of reducing the number of shares subject to outstanding equity awards (we refer to this as our “overhang”).  A reduced overhang will decrease the potential dilution of stockholders’ interests.

We issued the currently outstanding options to attract and retain the best available personnel and to provide incentive to employees of the Rambus Group. Our stock price dropped substantially as a result of certain litigation events in 2011, and remains at a relatively low level on a historical basis.  Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock.  These options are commonly referred to as being “underwater.” By making this offer, we intend to provide Eligible Employees with the opportunity to own New Options that over time may have a greater potential than the underwater options to increase in value.

Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans or proposals that relate to or would result in:

•                  Any extraordinary transaction, such as a merger, reorganization or liquidation involving Rambus;

•                  Any purchase, sale or transfer of a material amount of our assets;

•                  Any material change in our present dividend policy, our indebtedness or our capitalization;

•                  Any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing board vacancies or to change any named executive officer’s material terms of employment (other than our announcement that we are conducting a search for a chief executive officer as a result of our current chief executive officer’s announcement that he will retire from his officer position upon the appointment of his successor);

•                  Any other material change in our corporate structure or business;

•                  Our common stock being delisted from the NASDAQ Global Select Market;

•                  Our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•                  The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•                  The acquisition by any person of a material amount of our securities or the disposition of a material amount of any of our securities; or

•                  Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation.  You should evaluate carefully all of the information in this offer and consult your own investment and tax advisors.  You must make your own decision about whether to participate in this offer.

4.             Procedures for electing to exchange options.

Proper election to exchange options.

Participation in this offer is voluntary.  If you are an Eligible Employee, at the start of the offer you will receive an email from Harold Hughes, our Chief Executive Officer and President, announcing the offer.  If you want to participate in the offer, you must make an election in one of the manners described below before the Expiration Date, currently expected to be 8:00 p.m., Pacific Time, on June 22, 2012.

Elections via Offer Website

1. To submit an election via the offer website, click on the link to the offer website in the email you received from Harold Hughes announcing this offer or go to the offer website at www.corp-action.net/RambusIncStockOptionExchange.

2. Log into the offer website using the unique PIN provided to you in the email you received from Computershare.

3. After logging into the offer website, click on the “MAKE AN ELECTION” button. You will be directed to your election form that contains the following personalized information with respect to each Eligible Option you hold, including:

•                  the grant date of the Eligible Option;

•                  the current exercise price per share of the Eligible Option; and

•                  the total number of outstanding shares subject to the Eligible Option.

4. Select the appropriate box next to each of your Eligible Option Grants to indicate your choice whether to exchange your Eligible Options in accordance with the terms of this offer.  Select the “NEXT” button to proceed to the next page.

5. After completing the election form, you will have the opportunity to review the elections you have made with respect to your Eligible Options.  If you are satisfied with your elections, continue the election process as instructed through the offer website.  Select the “I AGREE” button to agree to the Agreement to Terms of Election and to submit your election.

6. You will be directed to the Confirmation Statement page. Please print and keep a copy of the Confirmation Statement for your records.

Elections via Facsimile or Email

Alternatively, you may submit your election form via facsimile or email by doing the following:

1. Properly complete, sign and date the election form that you received in the email from Harold Hughes, dated May 24, 2012, announcing the offer.

2. Fax the properly completed election form to Stock Plan Administration at 1-408-462-8114 or send an email to Stock Plan Administration at options2012@rambus.com with your properly completed election form attached to your email. We must receive your properly completed and submitted election form by the Expiration Date.

If you want to use the offer website but are unable to submit your election via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your election, or if you do not have access to the offer website for any reason, you may submit your election by email or facsimile by following the instructions provided above. To obtain a paper election form, please contact Stock Plan Administration via email at options2012@rambus.com or facsimile at 1-408-462-8114.

If you elect to exchange any Eligible Option Grant in this offer, you must elect to exchange all shares subject to that Eligible Option Grant.  If you hold more than one Eligible Option Grant, however, you may choose to exchange one or more of such Eligible Option Grants without having to exchange all of your Eligible Option Grants. To help you recall your outstanding Eligible Options and give you the information necessary to make an informed decision, please refer to the grant information available via the offer website that lists your Eligible Option Grants, the grant date of your Eligible Options, the current exercise price per share of your Eligible Options, and the number of outstanding shares subject to your Eligible Options.  If you need an election form or other offer documents or are unable to access your grant information via the offer website, you may contact Stock Plan Administration via email at options2012@rambus.com or facsimile at 1-408-462-8114.

This is a one-time offer, and we will strictly enforce the Offering Period. We reserve the right to reject any elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer.

We may extend this offer. If we extend this offer, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled Expiration Date.

Your delivery of all documents regarding the offer, including elections and withdrawals, is at your risk. If you submit your election or withdrawal via the offer website, you should print and keep a copy of the Confirmation Statement on the offer website at the time that you complete and submit your election or withdrawal. The printed Confirmation Statement will provide evidence that you submitted your election or withdrawal. If you submit your election or withdrawal via email or facsimile, we intend to confirm the receipt of your election or withdrawal by email within two U.S. business days of receiving your election or withdrawal. If you have not received a confirmation, it is your responsibility to confirm that we have received your election and/or any withdrawal. You should contact the Stock Plan Administration via email at options2012@rambus.com or facsimile at 1-408-462-8114. Note that if you submit any election and/or withdrawal via email or facsimile within the last two U.S. business days prior to the expiration of the offer, time constraints may prevent Rambus from providing you with an email confirmation prior to the expiration of the offer. Only responses that are properly completed and actually received by Rambus by the deadline by the offer website, email, or facsimile will be accepted. Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

This is a one-time offer, and we will strictly enforce the election period.  We reserve the right to reject any elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept, as determined by the Company in its sole discretion.  For example, and in no way limiting the Company’s ability to reject a form that it determines is not appropriate, if you fail to fully complete or alter in any way the election form or any of the related documents, the Company has the right to reject your election form.  Subject to the terms and conditions of this offer, we will accept all properly tendered Eligible Options promptly after the expiration of this offer.

Our receipt of your election form is not by itself an acceptance of your options for exchange.  For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange.  We may issue this notice of acceptance by press release, email or other form of communication.  Options accepted for exchange will be cancelled on the Cancellation Date, which we presently expect will be June 22, 2012.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be given the maximum deference permitted by law.  We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept.  We will accept all properly tendered options that are not validly withdrawn.  We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options.  No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us.  Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice.  This is a one-time offer.  We will strictly enforce the Offering Period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer.  Our acceptance of your options for exchange will constitute a binding agreement between Rambus and you upon the terms and subject to the conditions of this offer.

5.             Withdrawal rights and change of election.

You may withdraw some or all of the options that you previously elected to exchange only in accordance with the provisions of this section. You may withdraw some or all of the options that you previously elected to exchange at any time by the expiration of the offer, which is expected to occur at 8:00 p.m., Pacific Time, on June 22, 2012. If we extend the offer, you may withdraw your options at any time until the extended expiration date.

To withdraw some or all of the options that you previously elected to exchange, you must do one of the following before the Expiration Date.

Withdrawals via Offer Website

1. Log into the offer website via the link provided in the email announcing the offer or via www.corp-action.net/RambusIncStockOptionExchange, by using the unique PIN provided to you in the email you received from Computershare.

2. After logging into the offer website, click on the “MAKE AN ELECTION” button. You will be directed to your election form that contains the following personalized information with respect to each Eligible Option you hold, including:

•                  the grant date of the Eligible Option;

•                  the current exercise price per share of the Eligible Option; and

•                  the total number of outstanding shares subject to the Eligible Option.

Additionally, the form will indicate the selections you previously made with respect to Eligible Options you want to exchange pursuant to the terms of this offer.

3. Click the appropriate box next to each of your previously-selected Eligible Options Grants in order to remove the selection with respect those Eligible Options Grants you wish to withdraw from participation in the offer. Select the “NEXT” button to proceed to the next page.

4. After completing the form, you will have the opportunity to review the changes you have made with respect to your Eligible Options. If you are satisfied with your changes, continue through the offer website. Select the “I AGREE” button to agree to the Agreement to Terms of Election and to submit your election.

5. You will be directed to the Confirmation Statement page. Please print and keep a copy of the Confirmation Statement for your records.

Withdrawals via Facsimile or Email

Alternatively, you may submit a withdrawal form via facsimile or email by doing the following:

1. Properly complete, date and sign the withdrawal form that you received in the email from Harold Hughes, dated May 24, 2012, announcing the offer.

2. Fax the properly completed withdrawal form to Stock Plan Administration at 1-408-462-8114 or send an email to Stock Plan Administration at options2012@rambus.com with your properly completed withdrawal form attached to your email.  We must receive your properly completed and submitted withdrawal form by the Expiration Date.

If you want to use the offer website but are unable to submit your withdrawal via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your election, or if you do not have access to the offer website for any reason, you may submit your withdrawal by email or facsimile by following the instructions provided above. To obtain a paper withdrawal form, please contact Stock Plan Administration via email at options2012@rambus.com or facsimile at 1-408-462-8114.

General Information:

You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal we receive before the Expiration Date.  Any options that you do not withdraw will be bound pursuant to your prior election form.

If you withdraw some or all of your Eligible Option Grants, you may elect to exchange the withdrawn option grants again at any time on or before the Expiration Date.  All option grants that you withdraw will be deemed not properly tendered for purposes of the offer, unless you subsequently properly elect to exchange such eligible option grants on or before the Expiration Date.  To re-elect to exchange some or all of your Eligible Option Grants, you must submit a new election to Rambus by the Expiration Date by following the procedures described in Section 4 of this Offer to Exchange.  This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form and must list all Eligible Option Grants you wish to exchange.  Upon our receipt of your properly completed and signed withdrawal form, any prior election will be disregarded.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal or any election, nor will anyone incur any liability for failure to give any notice.  We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawals and elections.  Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge a determination in a court of competent jurisdiction.  Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

Your delivery of all documents regarding the offer, including any withdrawals and any new elections, is at your risk.  Only responses that are properly completed and actually received by Rambus by the deadline will be accepted.  Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.  If you submit your election or withdrawal via the offer website, you should print and keep a copy of the Confirmation Statement on the offer website at the time that you complete and submit your election or withdrawal.  The printed Confirmation Statement will provide evidence that you submitted your election or withdrawal. If you submit your election or withdrawal via email or facsimile, we intend to confirm the receipt of your election or withdrawal by email within two U.S. business days of receiving your election or withdrawal.  If you have not received a confirmation, it is your responsibility to confirm that we have received your election and/or any withdrawal.  You should contact the Stock Plan Administration via email at options2012@rambus.com or facsimile at 1-408-462-8114.  Note that if you submit any election and/or withdrawal via email or facsimile within the last two U.S. business days prior to the expiration of the offer, time constraints may prevent Rambus from providing you with an email confirmation prior to the expiration of the offer.

6.             Acceptance of options for exchange and issuance of New Options.

Upon the terms and conditions of this offer and promptly following the expiration of this offer, we will accept for exchange and cancel all Eligible Options properly elected for exchange and not validly withdrawn before the expiration of this offer.  Once the options are cancelled, you will no longer have any rights with respect to those options.  Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the Cancellation Date.

Subject to our rights to terminate the offer, discussed in Section 12 of this Offer to Exchange, we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn. We will give oral or written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release, email or other method of communication.

We will grant the New Options on the New Option Grant Date.  Each New Option will be granted under our 2006 Plan and will be subject to an option agreement and country-specific appendix there between you and Rambus.  The number of New Options you will receive will be determined in accordance with the exchange ratios described in Section 2 of this Offer to Exchange.  After the Expiration Date, we will send you your new option agreement(s) and country-specific appendix(ces).  You will be able to exercise your vested New Options when and if your New Options vest, in accordance with the vesting schedules described in Section 9 of this Offer to Exchange.

Options that we do not accept for exchange will remain outstanding until they are exercised or cancelled or expire by their terms and will retain their current exercise price, current vesting schedule and current term.

7.             Conditions of the offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the Expiration Date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•                  There will have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•                  Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);

•                  There will have occurred:

•                  any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the U.S.,

•                  the declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S.,

•                  any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the U.S.,

•                  in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally,

•                  the commencement, continuation or escalation of a war or other national or international calamity directly or indirectly involving the U.S., which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of this offer, or

•                  if any of the situations described above existed at the time of commencement of this offer and that situation, in our reasonable judgment, deteriorates materially after commencement of this offer;

•                  A tender or exchange offer, other than this exchange offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been publicly disclosed or we will have learned that:

•                  any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group that had publicly disclosed such ownership with the SEC prior to the date of commencement of this offer,

•                  any such person, entity or group that had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares, or

•                  any new group will have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with this offer or with such acceptance for exchange of Eligible Options;

•                  There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange);

•                  Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•                  Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us); or

•                  Any rules or regulations by any governmental authority, the National Association of Securities Dealers, the NASDAQ Global Select Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to Rambus.

If any of the above events occur, we may:

•                  Terminate this offer and promptly return all tendered Eligible Options to tendering holders;

•                  Complete and/or extend this offer and, subject to your withdrawal rights, retain all tendered Eligible Options until the extended exchange offer expires;

•                  Amend the terms of this offer; or

•                  Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which this offer is open, complete this offer.

The conditions to this offer are for our benefit.  We may assert them in our discretion regardless of the circumstances giving rise to them before the Expiration Date.  We may waive any condition, in whole or in part, at any time and from time to time before the Expiration Date, in our discretion, whether or not we waive any other condition to the offer.  Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights.  Any determination we make concerning the events described in this Section 7 will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge a determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

8.             Price range of shares underlying the options.

Our Common Stock is listed on The NASDAQ Global Select Market under the symbol “RMBS.” The following table sets forth for the periods indicated the high and low sales price per share of our Common Stock as reported on The NASDAQ Global Select Market.

	Year Ended December 31, 2012				Year Ended December 31, 2011				Year Ended December 31, 2010
	High		Low		High		Low		High		Low

First Quarter	US$	9.29	US$	6.28	US$	22.20	US$	18.12	US$	26.00	US$	16.00

Second Quarter (to May 22, 2012)	US$	6.48	US$	4.16	US$	21.69	US$	13.09	US$	25.50	US$	17.31

Third Quarter					US$	15.75	US$	9.78	US$	21.69	US$	16.76

Fourth Quarter					US$	18.55	US$	4.00	US$	22.80	US$	19.16

On May 22, 2012, the last reported sale price of our common stock, as reported by the NASDAQ Global Select Market, was US$4.28 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9.             Source and amount of consideration; terms of New Options.

Consideration.

We will issue New Options in exchange for Eligible Options properly elected to be exchanged by you and accepted by us for such exchange and accepted by us for such exchange.  Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered Eligible Options, you will be entitled to receive New Options based on the exchange ratios described in Section 2 of this Offer to Exchange.  For purposes of applying the exchange ratios, fractional New Options will be rounded down to the nearest whole New Option on a grant by grant basis.  In addition, New Options will be unvested as of the New Option Grant Date and will be subject to new vesting schedules as described below under “Vesting and Exercisability.”

Assuming the closing price of Rambus common stock on the Expiration Date is US$4.50 and if we receive and accept tenders from Eligible Employees of all options eligible to be tendered, subject to the terms and conditions of this offer, we will grant New Options to purchase a total of approximately 2.6 million shares of our common stock, or approximately 2.4% of the total shares of our common stock outstanding as of March 31, 2012.

Valuation Methods.

The exchange ratios were initially calculated by using the Black-Scholes option pricing model as a guide to approximate a value-for-value exchange with the results adjusted to provide for more meaningful exchange ratios. Consequently, the Black-Scholes value of the new stock options may not equal the Black-Scholes value of the Eligible Options surrendered for exchange. The Black-Scholes option pricing model is a valuation method that is widely used by companies to determine the fair value of outstanding stock options. The calculation of fair value using the Black-Scholes option pricing model takes into account many variables, such as the expected volatility of our stock and the expected term of a stock option and other factors. However, the Black Scholes model also has certain limitations with respect to valuing stock options as the model does not adequately address vesting requirements, which is often an important component of the ultimate value of a stock option. Each exchange ratio was initially set based in part by reference to the market price of Rambus stock prior to the start of this exchange offer. At that point in time, the exchange ratio would have resulted in a value of the new stock option grant that may have been approximately equal to the value of the stock option grant that you are considering for exchange. We are not able to precisely predict what Rambus’ closing stock price will be on the date when the price for the new grants will be established; therefore, we had to make reasonable assumptions about the eventual new grant price when setting the stock option exchange ratios. The exchange ratio for each grant is used to calculate the number of New Options you will receive if you exchange your Eligible Options. Because the exchange ratios are fixed, the value of the old and new grants may vary further by the time of the Expiration Date (currently expected to be June 22, 2012) as the final grant price will be set on the date the New Options are granted, which will be the Expiration Date, and may differ from the market price prior to the start of this exchange offer. The actual accounting consequences of the program will depend in part on participation levels as well as on vesting schedules and the exchange ratios established shortly before we started the program. However, assuming an exercise price of US$4.50 for the new stock options, we do not expect to recognize more than US$0.1 million in incremental compensation expense for financial reporting purposes as a result of the program. (See Section 2.)

General terms of New Options.

New Options will be granted under our 2006 Plan.  Each New Option will be subject to the terms of the 2006 Plan and to an option agreement between you and Rambus, including any applicable country-specific provisions in the appendix thereto.  The terms and conditions of the New Options will vary from the terms and conditions of the options that you tendered for exchange.  Each of your New Options will be subject to a new vesting schedule (including previously vested options, as described in more detail below), and have a maximum term of the longer of five (5) years or the remaining original term of the option being tendered for exchange.  Any shares subject to New Options that do not vest before the New Options expire will be forfeited to Rambus and will never vest.  As a result, you will not receive any value from that unvested part of your New Options.

The New Options will generally be of the same type (for U.S. tax purposes) as the Eligible Options you tender for exchange. If the Eligible Option you tender for exchange is a nonstatutory stock option, the New Option you receive in its place will likewise be a nonstatutory stock option.

The following description summarizes the material terms of our 2006 Plan.  Our statements in this Offer to Exchange concerning the 2006 Plan and the New Options are merely summaries and do not purport to be complete.  The statements are subject to, and are qualified in their entirety by reference to, the 2006 Plan and the form of option agreement, including any applicable country-specific appendix, under the 2006 Plan, which have been filed as exhibits to the Schedule TO of which this offer is a part.  Please contact us at Rambus Inc., 1050 Enterprise Way, Suite 700, Sunnyvale, California 94089, U.S.A., Attention: Stock Plan Administration (telephone: 1-408-462-8660), to receive a copy of the 2006 Plan and the form of option agreement thereunder.  We will promptly furnish you copies of these documents upon request at our expense.

2006 Plan

The 2006 Plan permits the granting of options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance unit awards, performance shares and other stock or cash awards.  As of May 15, 2012, the maximum number of shares of common stock subject to options and all awards (including options) currently outstanding under the 2006 Plan was approximately 12.0 million shares.  The maximum number of shares available for future issuance under the 2006 Plan following the closing of the stock option exchange program depends on the actual participation in the offer by Eligible Employees.  In the event of 100% participation in the stock option exchange program, we anticipate granting a total of approximately 2.6 million shares of Rambus common stock from the 2006 Plan.  After the Offer Closing Date, assuming 100% participation in the stock option exchange program, approximately 4.2 million shares would be available for the issuance of new awards under the 2006 Plan.  The 2006 Plan is administered by the compensation committee of our board of directors, which we refer to as the administrator. Subject to the other provisions of the 2006 Plan, the administrator has the power to determine the terms, conditions and restrictions of the awards granted, including the number of shares covering such award and the vesting criteria.

Exercise price

The exercise price of an option granted under the 2006 Plan generally is determined by the administrator. However, the exercise price of an option will be no less than 100% of the fair market value of a share of our common stock on the date of grant.  For purposes of this offer, New Options will have a per share exercise price equal to 100% of the fair market value of a share of our common stock on the New Option Grant Date.

Vesting

The vesting applicable to awards granted under the 2006 Plan generally is determined by the administrator in accordance with the terms of the 2006 Plan.

Each New Option will be scheduled to vest according to the following vesting schedule and actually will vest only if you continue to provide services to the Rambus Group through each relevant vesting date.

•                  None of the New Options will be vested on the New Option Grant Date.

•                  New Options received in exchange for Eligible Options will vest as follows: (a) one-third (1/3rd) of the shares subject to the New Option vests on the one (1) year anniversary of the New Option Grant Date and (b) the remaining two-thirds (2/3rds) of the shares subject to the New Option will vest in equal monthly installments during the twenty-four (24) month period immediately following the one (1) year anniversary of the New Option Grant Date.

•                  Upon vesting, your New Options will be exercisable in accordance with the terms and conditions of the 2006 Plan and the new option agreement, including any applicable country-specific appendix, under which it was granted.

We expect the New Option Grant Date will be the Expiration Date. Vesting of your New Options also is subject to the following conditions:

•                  If you cease to provide services to the Rambus Group before part or all of your New Option vests, the unvested part of your New Option will expire unvested and will never vest. You will not be entitled to any shares of common stock or other consideration from that unvested part of your New Option. (See Section 9.)

•                  We will make minor modifications to the vesting schedule of any New Options to eliminate fractional vesting (such that a whole number of shares subject to the new award will vest on each vesting date). As a result, subject to you continuing to provide services to the Rambus Group through each relevant vesting date, (i) the number of shares that vest on each New Option vesting date will be rounded down to the nearest whole number of New Option that will vest on each vesting date and (ii) fractional shares, if any, will be accumulated until such vesting date on which the sum of the accumulated fractional shares equals or exceeds one whole share and will vest as an additional whole share on such vesting date, with any fractional shares remaining thereafter accumulated. (See Section 9.)

Term

The New Options will have a term equal to the longer of five (5) years or the remaining original term of the Eligible Option it replaces, subject to you ceasing to provide services to the Rambus Group at an earlier date.  No option may be exercised after the expiration of its term.

Exercisability

Generally, any vested New Options to purchase shares of our common stock may be exercised by you at any time, unless certain exercisability restrictions apply due to requirements under applicable law.

Adjustments upon certain events

Events Occurring Before the New Option Grant Date.  If we merge or consolidate with or are acquired by another entity, prior to the Expiration Date, you may choose to withdraw any options that you tendered for exchange and your options will be treated in accordance with the applicable plan and award agreement under which they were granted.  Further, if Rambus is acquired prior to the Expiration Date, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain unchanged and exercisable for the time period set forth in your option agreement and you will receive no New Options in exchange for them.  If Rambus is acquired prior to the expiration of the offer but does not withdraw the offer, before the Expiration Date, we (or the successor entity) will notify you if the terms of the offer or the New Options will change materially as a result of the acquisition, including any adjustments to the exercise price and number of shares that will be subject to the New Options.  Under such circumstances, the type of security and the number of shares covered by your New Options would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition.  As a result of this adjustment, you may receive New Options covering more or fewer shares of the acquirer’s common stock than the number of shares subject to the Eligible Options that you tendered for exchange or than the number you would have received pursuant to the New Options if no acquisition had occurred.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock.  Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition.  This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

If another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of the employees of the Rambus Group before the completion of this Offer. If you cease to be an employee of the Rambus Group for this or any other reason before the New Option Grant Date means that the tender of your Eligible Options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any New Options or other benefit for your tendered options.

Finally, if you cease to be an employee of the Rambus Group following and as a result of the divestiture of a portion of Rambus’ assets or operations during the Offering Period, then you will not be an Eligible Employee. As a result, you will not be eligible to participate in the Offer.

Events Occurring After the New Option Grant Date. If we are acquired after your tendered options have been accepted, cancelled, and exchanged for New Options, your New Options will be treated in the acquisition transaction in accordance with the terms of the transaction agreement or the terms of the 2006 Plan. Additionally, awards granted under the 2006 Plan may be subject to other terms set forth in an agreement, plan or other arrangement governing the terms of such awards in the event of a merger or other corporate transaction of Rambus, as described in such agreement, plan or other arrangement.

In the event that the stock of Rambus changes by reason of any dividend or other distribution (whether in the form of cash, stock, other securities, or other property, other than a regular cash dividend), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of our common stock, or other change in the corporate structure of Rambus affecting our common stock, appropriate adjustments shall be made in the number and class of shares of stock subject to the 2006 Plan, the number and class of shares of awards outstanding under the 2006 Plan, the fiscal year limits on the number of awards that any person may receive and the exercise price of any outstanding option or stock appreciation right.

Upon a “Change in Control” of Rambus (as that term is defined in the 2006 Plan), either (a) each outstanding award granted under the plan will be assumed or an equivalent option or other applicable award substituted by the successor corporation or (b) if not so assumed or substituted, (i) all options and stock appreciation rights outstanding as of the date of the Change in Control will immediately vest and become fully exercisable, (ii) restrictions on restricted stock and restricted stock unit awards lapse and become free of all restrictions and limitations and become fully vested and (iii) performance awards will be considered to be earned at target levels and all other terms and conditions will be deemed to be met.

If in the event of a Change in Control the successor company assumes or substitutes for an option, stock appreciation right, share of restricted stock or other stock unit award, then each outstanding option, stock appreciation right, share of restricted stock or other stock unit award shall not be accelerated as described above. An option, stock appreciation right, share of restricted stock or other stock unit award shall be considered assumed or substituted for if, following the Change in Control, the award confers the right to purchase or receive, for each share subject to the option, stock appreciation right, restricted stock award or other stock unit award immediately prior to the Change in Control, the consideration received in the transaction constituting a Change in Control by holders of shares for each share held on the effective date of such transaction; provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the administrator may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an option, stock appreciation right, restricted stock award or other stock unit award, for each share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per share consideration received by holders of shares in the transaction constituting a Change in Control. Notwithstanding the foregoing, on such terms and conditions as may be set forth in the agreement evidencing an award, in the event of a termination of a participant’s employment in such successor company within a specified time period following such Change in Control, each award held by such participant at the time of the Change in Control shall be accelerated as described above.

Transferability

Unless the administrator indicates otherwise in your award agreement, an award granted under the 2006 Plan is not transferable other than by will or the laws of descent and distribution, and may be exercised during the participant’s lifetime only by the participant or the participant’s estate, guardian or legal representative.

Registration and sale of shares underlying new awards.

All of Rambus’ shares of common stock issuable upon the exercise of New Options have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) on registration statements on Form S-8 filed with the SEC.  Unless you are an employee who is considered an affiliate of Rambus for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your New Options free of any transfer restrictions under applicable U.S. securities laws.

U.S. federal income tax consequences.

If you are a U.S. tax resident, you should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the New Options and Exchanged Options, as well as the consequences of accepting or rejecting this offer.  If you are an Eligible Employee residing in or considered a resident of a country outside the U.S., you should refer to Section 15 and Schedules C through G attached to this Offer to Exchange for a discussion of the tax consequences of your participation in the offer and the New Options and Exchanged Options.  If you are a citizen or resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you.  We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

10.          Information concerning Rambus.

Our principal executive offices are located at 1050 Enterprise Way, Suite 700, Sunnyvale, California 94089, U.S.A., and our telephone number is 1-408-462-8000.  Questions regarding this offer should be directed to Computershare call center at 1-866-442-3453 or Stock Plan Administration via email at options2012@rambus.com.

Rambus is a premier intellectual property and technology licensing company focusing on the creation, design, development and licensing of patented innovations, technologies and architectures that are foundational to nearly all digital electronics products and systems. Our mission is to continuously enrich the end-user experience of electronic systems through groundbreaking innovations and technologies designed to improve the performance, power efficiency, time-to-market and cost-effectiveness of the products, components and systems offered by market-leading companies in semiconductors, computing, tablets, handheld devices, mobile applications, gaming and graphics, high definition televisions, or HDTVs, and displays, general lighting, cryptography and data security. Our inventors and engineering teams focus on creating innovations designed to address the most challenging demands of each target market and industry.

We generate revenue by licensing our patented innovations and technologies to market-leading companies that provide their products to the end-user customers or consumers. We believe we have established an unparalleled licensing platform and business model that will continue to foster the development of new foundational and leading innovations and technologies. By continuing to build upon this platform, our goal is to create additional licensing opportunities, and thereby perpetuate strong company operating performance and long-term stockholder value.

While we have historically focused our efforts in the development of technologies for electronics memory and chip interfaces, we have been expanding our portfolio of inventions and solutions to address additional markets in lighting, displays, chip and system security, digital media, as well as new areas within the semiconductor industry, such as imaging and non-volatile memory. We intend to continue our growth into new technology fields, consistent with our mission to create great value through our innovations and to make those technologies available through our licensing business model. Key to our efforts, both in our current businesses and in any new area of diversification, will be hiring and retaining world-class inventors, scientists and engineers to lead the development of inventions and technology solutions for these fields of focus, and the management and business support personnel necessary to execute our plans and strategies.

The financial information included in our quarterly report on Form 10-Q for the quarter ended March 31, 2012 and our annual report on Form 10-K for the fiscal year ended December 31, 2011 is incorporated herein by reference.  Please see Section 18 of this Offer to Exchange titled, “Additional information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

11.                               Interests of directors and executive officers; transactions and arrangements concerning the options.

Our named executive officers, senior vice presidents and directors may not participate in this offer.  Our named executive officers, senior vice presidents and directors are listed on Schedule A of this Offer to Exchange.

As of May 15, 2012, our executive officers and directors (18 persons) as a group held options unexercised and outstanding under our Plans to purchase a total of approximately 5.8 million of our shares, which represented approximately 35% of the shares subject to all options outstanding under our Plans as of that date.  For the beneficial ownership of each of our executive officers and directors of our common stock, see “Security Ownership of Certain Beneficial Owners and Management” in our Proxy Statement for 2012 Annual Meeting of Stockholders filed with the SEC on March 15, 2012, and incorporated by reference into our Form 10-K for the year ending December 31, 2011.

Neither we, nor any of our directors or executive officers, nor any affiliates of ours were engaged in transactions involving options to purchase our common stock during the 60 days before and including the commencement of this offer.

12.          Status of options acquired by us in the offer; accounting consequences of the offer.

Options that we acquire through the offer will be cancelled and will not be returned to the pool of shares available for grants of new awards under the 2006 Plan.

Pursuant to the accounting standards in effect under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), Share-Based Payment (“SFAS 123(R)”), we may be required to recognize additional compensation expense to the extent the New Options have a greater value than the Exchanged Options they replace.  The offer with respect to all Eligible Options is considered a modification of those options exchanged in the offer for financial reporting purposes.  As a result, Rambus will record any incremental compensation expense calculated as any increase in the fair value of the modified options compared to the fair value of the original option as of the end of the offer period recognized over the remaining requisite service period.  We also may incur compensation expense resulting from fluctuations in our stock price between the time the exchange ratios were set, shortly before the stock option exchange program began, and when the exchange actually occurs on the expiration date, which we expect to be immaterial.

13.          Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of New Options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any NASDAQ Stock Market listing requirements that would be required for the acquisition or ownership of our options as contemplated herein.  Should any additional approval, exemptive or notice filing or other action be required, we presently contemplate that we will seek such approval, make such filings or take such other action.  However, we cannot assure you that we will seek such approval, make such filings or take such other action or that any such approval, filing or other action, if needed, could be obtained or made or what the conditions imposed in connection with such approvals or filings would entail or whether the failure to obtain any such approval, to make such filings or take any other action would result in adverse consequences to our business.  Our obligation under the offer to accept tendered options for exchange and to issue New Options for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.

If we are prohibited by applicable laws or regulations from granting New Options or required to obtain a license or regulatory permit or make any other filing before granting New Options on the New Option Grant Date, we will not grant any New Options unless we obtain the necessary license or make the requisite filing.  We are unaware of any such prohibition at this time which cannot be satisfied by obtaining a license or permit or making a filing, and we will use reasonable efforts to effect the grant, but if the grant is prohibited or seems not feasible to be made on the New Option Grant Date we will not grant any New Options and you will not receive any other benefit for the options you tendered.

14.          Material U.S. federal income tax consequences.

The following is a general summary of the material U.S. federal income tax consequences of the exchange of Eligible Options for New Options pursuant to the offer for those employees subject to U.S. federal income tax.  This discussion is based on the United States Internal Revenue Code, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a citizen or a resident of the United States, but also are subject to the tax laws of another country, you should be aware that there might be other tax and/or social insurance contribution consequences that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

We recommend that you consult your own tax advisor with respect to the U.S. federal, state and local tax consequences and any non-U.S. tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

In addition, if you are a citizen or resident or are otherwise subject to the tax laws of more than one country, you should be aware that there might be tax and/or social insurance contribution consequences for more than one country that may apply to you.  Moreover, if you received your Eligible Options when you resided in one country but now reside in a different country, you may have a tax and/or social insurance contribution obligation in the country of the original grant in connection with the New Options received in this Offer to Exchange.  We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

New Options.

Eligible Employees whose outstanding Eligible Options are exchanged for New Options under the offer should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange.  We believe that the exchange will be treated as a non-taxable event.

The New Options will generally be of the same type (for U.S. tax purposes) as the Eligible Options you tender for exchange. If the Eligible Option you tender for exchange is a nonstatutory stock option, the New Option you receive in its place will likewise be a nonstatutory stock option.

Nonstatutory stock options.

Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option.  However, when an option holder exercises the nonstatutory stock option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.

We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss.  If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

We recommend that you consult your tax advisor with respect to the federal, state, and local tax consequences of participating in the offer.

15.                              Material income tax consequences and certain other considerations for employees who reside outside the U.S.

Attached as Schedules C through G to this Offer to Exchange are short summaries of the general tax and legal consequences of the offer in countries other than the U.S. where residents are eligible to participate in the offer.  If you are subject to the tax laws in any of these countries, please refer to the appropriate country schedule in Schedules C through G for information regarding the tax and/or social insurance contribution consequences to you of participating in the offer.  You should review the information carefully and consult your own tax advisor regarding your personal situation before deciding whether or not to participate in the offer.

If you are subject to tax in more than one country, you should be aware that there may be tax and social insurance consequences in more than one country that may apply to you.  In addition, if you have been employed by the Rambus Group in more than one tax jurisdiction, you should be aware that there may be tax and social insurance contribution consequences in each jurisdiction that may apply to you.  If you received your Eligible Options when you resided in one country but now reside in a different country, you may have a tax obligation in the country of the original grant in connection with the New Options received under this Offer to Exchange.  We strongly recommend that you consult your own tax advisor to discuss these consequences.

16.          Extension of offer; termination; amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options.  If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below.  If we extend the Expiration Date, we will also extend your right to withdraw tenders of Eligible Options until such extended Expiration Date.  In the case of an extension, we will issue a press release, email or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled Expiration Date.

We also reserve the right, in our reasonable judgment, before the Expiration Date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination.  Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the Expiration Date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer.  As a reminder, if a particular option grant expires after commencement, but before cancellation under the offer, that particular option grant is not eligible for exchange.  Therefore, if we extend the offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the offer expires after such originally scheduled Expiration Date but before the actual Expiration Date under the extended offer, that option would not be eligible for exchange.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes.  If we modify the number of Eligible Options being sought in this offer or the consideration being offered by us for the Eligible Options in this offer, the offer will remain open for at least ten (10) U.S. business days from the date of notice of such modification.  If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of Eligible Options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of Eligible Options of such amendment, and we will extend the offer’s period so that at least five (5) U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

17.          Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

18.          Additional information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC.  This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

1.             Our annual report on Form 10-K for our fiscal year ended December 31, 2011, filed with the SEC on February 24, 2011 (including portions incorporated by reference from our definitive proxy statement on Schedule 14A for our 2012 annual meeting of shareholders, filed with the SEC on March 15, 2012);

2.             Our quarterly report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on April 30, 2012;

3.             Our current reports on Form 8-K filed with the SEC on February 28, 2012 and May 1, 2012.

4.             The description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on April 2, 1997, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the Expiration Date shall be deemed to be incorporated by reference in this Offer to Exchange and to be a part hereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Exchange to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Exchange.

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549, U.S.A.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Rambus Inc., 1050 Enterprise Way, Suite 700, Sunnyvale, California 94089, U.S.A., Attention: Stock Plan Administration or telephoning Stock Plan Administration at 1-408-462-8000.

19.          Financial statements.

The financial information included in our quarterly report on Form 10-Q for the quarter ended March 31, 2012 and our annual report on Form 10-K for the fiscal year ended December 31, 2011 is incorporated herein by reference.  Attached as Schedule B to this Offer to Exchange is a summary of our financial statements for our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2012 and our Annual Report on Form 10-K for our fiscal year ended December 31, 2011.  More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 18 of this Offer to Exchange.

20.          Miscellaneous.

We are not aware of any jurisdiction in which the offer is made where the making of the offer is not in compliance with applicable law.  We may become aware of one or more jurisdictions where the making of the offer is not in compliance with valid applicable law.  If we cannot or choose not to comply with such law, the offer will not be made to, nor will options be accepted from, the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer.  You should rely only on the information in this document or documents to which we have referred you.  We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related option exchange program documents.  If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Rambus Inc.

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF RAMBUS INC.

The named executive officers, senior vice presidents and directors of Rambus Inc. are set forth in the following table:

Name	Position and Offices Held

Harold Hughes	President, Chief Executive Officer and Director
Satish Rishi	Chief Financial Officer, Senior Vice President
Thomas R. Lavelle	Senior Vice President, Secretary and General Counsel
Sharon E. Holt	Senior Vice President, Semiconductor Business Group
Martin Scott, Ph.D.	Senior Vice President, New Business Group
Michael Schroeder	Senior Vice President, Human Resources and Facilities
Christopher Pickett	Senior Vice President, Licensing
Laura Stark	Senior Vice President, Corporate Development
Kevin Donnelly	Senior Vice President, DRAM and Links Solutions Division
Jeffery Parker	Senior Vice President, Lighting and Display Technology
Paul Kocher	Senior Vice President and President, CRI
J. Thomas Bentley	Director
Sunlin Chou, Ph.D.	Director
P. Michael Farmwald, Ph.D.	Director
Penelope A. Herscher	Director
David Shrigley	Director
Abraham Sofaer	Director
Eric Stang	Director

The address of each person listed above is: c/o Rambus Inc., 1050 Enterprise Way, Suite 700, Sunnyvale, California 94089, U.S.A.

None of the named executive officers, senior vice presidents or directors are eligible to participate in this option exchange program.

A-1

SCHEDULE B

SUMMARY FINANCIAL INFORMATION

OF RAMBUS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,		December 31,
	2012		2011		2010
	(unaudited)		(audited)		(audited)
	(in thousands, except shares and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	US$	188,548	US$	162,244	US$	215,262
Marketable securities	43,970		127,212		296,747
Accounts receivable	728		1,026		2,600
Prepaids and other current assets	7,010		8,096		10,898
Deferred taxes	2,798		2,798		2,420
Total current assets	243,054		301,376		527,927
Intangible assets, net	194,895		181,955		40,986
Goodwill	138,669		115,148		18,154
Property, plant and equipment, net	81,928		81,105		67,770
Deferred taxes, long term	7,531		7,531		2,974
Other assets	7,609		6,539		5,361
Total assets	US$	673,686	US$	693,654	US$	663,172
LIABILITIES, CONTINGENTLY REDEEMABLE COMMON STOCK & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	US$	6,615	US$	16,567	US$	5,952
Accrued salaries and benefits	26,830		31,763		31,634
Accrued litigation expenses	10,808		10,502		4,060
Other accrued liabilities	15,173		6,479		14,165
Total current liabilities	59,426		65,311		55,811
Convertible notes, long-term	136,845		133,493		121,500
Long-term imputed financing obligation	44,285		43,793		27,899
Long-term income taxes payable	9,343		9,946		4,577
Other long-term liabilities	15,374		11,317		5,102
Total liabilities	265,273		263,860		214,889
Commitments and contingencies
Contingently redeemable common stock:
Issued and outstanding: no shares at March 31, 2012 and December 31, 2011 and 4,788,125 shares at December 31, 2010	—		—		113,500
Stockholders’ equity:
Convertible preferred stock, US$.001 par value:
Authorized: 5,000,000 shares; Issued and outstanding: no shares at March 31, 2012, December 31, 2011 and December 31, 2010	—		—		—
Common Stock, US$.001 par value:
Authorized: 500,000,000 shares; Issued and outstanding: 110,409,906 shares at March 31, 2012, 110,267,145 shares at December 31, 2011 and 102,676,544 shares at December 31, 2010	110		110		103
Additional paid in capital	1,056,131		1,049,716		911,632
Accumulated deficit	(647,533)		(619,643)		(576,590)
Accumulated other comprehensive loss	(295)		(389)		(362)
Total stockholders’ equity	408,413		429,794		334,783
Total liabilities, contingently redeemable common stock and stockholders’ equity	US$	673,686	US$	693,654	US$	663,172

RAMBUS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,				Twelve Months Ended December 31,
	2012		2011		2011		2010
	(unaudited)		(unaudited)
	(In thousands, except per share amounts)
Revenue:
Royalties	US$	62,043	US$	59,235	US$	299,004	US$	320,155
Contract revenue	820		3,292		13,359		3,235
Total revenue	62,863		62,527		312,363		323,390
Operating costs and expenses:
Cost of revenue*	7,163		3,149		24,085		6,937
Research and development*	38,394		23,317		115,696		92,706
Marketing, general and administrative*	34,834		32,732		164,131		119,475
Costs of restatement and related legal activities, net	30		1,159		16,187		4,190
Gain from settlement	—		(6,200)		(6,200)		(126,800)
Total operating costs and expenses	80,421		54,157		313,899		96,508
Operating income (loss)	(17,558)		8,370		(1,536)		226,882
Interest income and other income (expense), net	98		164		562		1,389
Interest expense	(6,580)		(5,988)		(24,827)		(20,227)
Interest and other income (expense), net	(6,482)		(5,824)		(24,265)		(18,838)
Income (loss) before income taxes	(24,040)		2,546		(25,801)		208,044
Provision for income taxes	3,850		6,776		17,252		57,127
Net income (loss)	US$	(27,890)	US$	(4,230)	US$	(43,053)	US$	150,917
Net income (loss) per share:
Basic	US$	(0.25)	US$	(0.04)	US$	(0.39)	US$	1.34
Diluted	US$	(0.25)	US$	(0.04)	US$	(0.39)	US$	1.30
Weighted average shares used in per share calculation:
Basic	110,358		107,613		110,041		112,456
Diluted	110,358		107,613		110,041		115,884

*                 Includes stock-based compensation:

Cost of revenue	US$	10	US$	123	US$	575	US$	173
Research and development	US$	2,720	US$	2,512	US$	10,519	US$	10,165
Marketing, general and administrative	US$	3,996	US$	4,655	US$	16,902	US$	20,210

RAMBUS INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Three Months Ended March 31,				Twelve Months Ended December 31,
	2012		2011		2011		2010
	(unaudited)		(unaudited)
	(In thousands, except per share amounts)
Net income (loss)	US$	(27,890)	US$	(4,230)	US$	(43,053)	US$	150,917
Other comprehensive income (loss):
Unrealized gain (loss) on marketable securities, net of tax	94		(1)		(27)		(449)
Total comprehensive income (loss)	US$	(27,796)	US$	(4,231)	US$	(43,080)	US$	150,468

SCHEDULE C

GUIDE TO TAX AND LEGAL ISSUES IN GERMANY

The following is a general summary of the material tax consequences of the voluntary cancellation of Eligible Options in exchange for the grant of New Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Germany.  This summary is based on the tax laws in effect in Germany as of May 2012.  We have not obtained a tax ruling or other confirmation from the tax authorities in Germany with regard to this information, and it is possible that the tax authorities may take a different position.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees.  Please note that tax laws change frequently and occasionally on a retroactive basis.  As a result, the information contained in this summary may be out of date at the time the New Options are granted, you exercise the New Options, or you sell shares of common stock acquired at exercise of the New Options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you.  In addition, if you received the Eligible Options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the New Options granted pursuant to the Offer to Exchange in the original grant country, as well as in the new country.  Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of Eligible Options for the grant of the New Options.

Grant of New Options

You will not be subject to tax when the New Options are granted to you.

Exercise of New Options

When you exercise the New Options, you will be subject to income tax at your marginal income tax rate (up to 45%), plus solidarity surcharge at 5.5% and church tax (at rates of 8% or 9%, if applicable), on the income tax owed.  The taxable amount will be the difference (or “spread”) between the exercise price of the New Options and the fair market value of the shares on the date of exercise.  You will also be subject to social insurance contributions at a maximum combined rate of 20.125%(1) on the spread to the extent that your income has not yet exceeded the applicable annual income ceilings.  A small tax deduction of up to €360 per calendar year may be available pursuant to Section 3 No. 39 of the German Income Tax Act (Einkommensteuergesetz) provided certain conditions are met. You should consult with your personal tax advisor to see if you qualify for the deduction.

(1)  The combined social insurance rate of 20.125% is calculated as follows: (i) Old age pension at 9.8% and unemployment at 1.5% (on income up to €67,200 for West German states and €57,600 for East German states), and (ii) Health Insurance at 8.2% and Home Care Insurance at .975% plus an additional 0.25% for employees without children (on income up to €50,850).

C-1

Sale of Shares

When you sell shares acquired at exercise of the New Options, the taxable amount will be subject to capital gains tax at a flat rate of 25% (plus solidarity surcharge and, if applicable, church tax, on the flat rate tax), provided that you do not own 1% or more of the Company’s stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as business assets.  The taxable amount will be the difference between the sales proceeds and the fair market value of the shares on the date of exercise.  You may deduct €801 (€1,602 for married couples filing jointly) from your total capital gains and other income derived from capital investment earned in the relevant tax year.

Alternatively, if the flat tax rate exceeds your marginal income tax rate, you may elect an assessment in order to have your marginal income tax rate applied to the capital gain.

If you realize a capital loss, you may deduct the loss only from capital gains generated from the sale of shares in the same calendar year or in subsequent calendar years. The loss may not be deducted from other income from capital investments (e.g., dividend income or interest income) of the same calendar year or subsequent calendar years.

Withholding and Reporting

Your employer will withhold income tax (plus solidarity surcharge and church tax, if applicable) and social insurance contributions (to the extent that your income has not already exceeded applicable ceilings) due on the spread at exercise and report the spread as income to you to the German tax authorities on your wage tax card for the month in which you exercised the New Options.

You will be responsible for including any income realized upon exercise of the New Options in your annual tax return and for paying any difference between your actual tax liability and the amount withheld by your employer.  It is also your responsibility to report any income you realize upon the sale of shares acquired under the 2006 Plan and pay any taxes due on such income.

C-2

SCHEDULE D

GUIDE TO TAX AND LEGAL ISSUES IN INDIA

The following is a general summary of the material tax consequences of the voluntary cancellation of Eligible Options in exchange for the grant of New Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in India.  This summary is based on the tax laws in effect in India as of May 2012.  We have not obtained a tax ruling or other confirmation from the tax authorities in India with regard to this information, and it is possible that the tax authorities may take a different position.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees.  Please note that tax laws change frequently and occasionally on a retroactive basis.  As a result, the information contained in this summary may be out of date at the time the New Options are granted, you exercise the New Options, or you sell shares of common stock acquired at exercise of the New Options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you.  In addition, if you received the Eligible Options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the New Options granted pursuant to the Offer to Exchange in the original grant country, as well as in the new country.  Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange and the Grant of New Options

The tax treatment of the exchange of Eligible Options for the grant of the New Options is uncertain.  The Indian tax authorities may treat the exchange as the disposal of a capital asset (i.e., the Eligible Option) which is subject to capital gains tax.  In this case, the capital gain would likely be calculated based on the difference between the full value of consideration received in exchange for the Eligible Option (i.e., the value of the New Options) reduced by the cost paid to acquire the Eligible Options.

In the present case, the cost of acquisition of the Eligible Options that are being exchanged for New Options may be considered as “indeterminable,” in which case the capital gains computation mechanism fails.  Under existing judicial precedent, no capital gains tax liability arises where the computation mechanism for capital gains fails.  As a result, there are arguments that you will not be subject to capital gains tax as a result of the exchange of Eligible Options for the New Options pursuant to the Offer to Exchange. However, this position is based on judicial precedent and there is no case law or statutory guidance specifically on point.  As a result, taking the position that no tax is due on the exchange is not without risk and the Company takes no responsibility for the tax position that you take regarding the Offer to Exchange.  Accordingly, we recommend that you consult your personal tax advisor regarding the potential tax consequences of participating in the Offer to Exchange.

Exercise of New Options

When you exercise the New Options, you will be subject to income tax at your marginal income tax rate (up to 30.9% on income in excess of INR 800,000, including Education Cess and Secondary & Higher Education Cess).  The taxable amount will be the difference (or “spread”) between the exercise price of the New Options and the fair market value of the shares on the date of exercise.  Since the Company’s shares are not traded on a recognized stock exchange in India, the fair market value of the shares on the date of exercise will be determined by a category-I merchant bank in India and will generally be based (at least in part) on the trading price of the Company’s shares on the NASDAQ Global Select Market on the applicable valuation date.

Sale of Shares

When you subsequently sell the shares acquired under the 2006 Plan, you will be subject to tax on any gain you realize.  The taxable amount will be the difference between the sale price and the fair market value of the shares on the date of exercise, as determined by the merchant bank.

If you hold the shares for more than one year after the date of exercise, the gain will be classified as a long-term capital gain and will be subject to tax at a flat rate of 20.6% (including education cess).  If you hold the shares for one year or less, the gain will be classified as a short-term capital gain and will be subject to tax at your marginal income tax rate.

If you realize a capital gain (as with your other income), the tax on the gain is payable under the Advance Tax System during the fiscal year (i.e., April 1 — March 31) in three installments, as follows:

•              On or before September 15th — not less than 30% of the tax payable for the year;

•              On or before December 15th — not less than 60% of the tax payable for the year, reduced by the amount paid in the earlier installment; and

•              On or before March 15th — the whole amount of the tax payable for the year, reduced by the amount paid in the earlier installments.

Your responsibility to make advance tax payments pursuant to the above schedule arises on the date that you realize a capital gain.  Thus, for example, if you realize a capital gain in October 2012, you will be required to pay not less than 60% of the tax due on such capital gain by December 15, 2012.  If you fail to pay the required amount of capital gains tax according to the above schedule, you will be liable for interest at a rate of 1% per month on the amount of the underpayment.

Withholding and Reporting

Your employer will withhold income tax and report the spread as income to you on its annual return of salaries.

You will be responsible for including any income realized under the 2006 Plan in your annual tax return and for paying any difference between your actual tax liability and the amount withheld by your employer.  It is also your responsibility to report any income you realize upon the sale of shares acquired under the 2006 Plan and pay any taxes due on such income.

Other Information

Exchange Control Restriction

Due to exchange control laws, you will not be permitted to exercise the New Options by using the cashless sell-to-cover method of exercise whereby a certain number of shares are sold to satisfy the exercise price.  The exercise price must be paid in cash or a cashless sell-all method of exercise must be used.

Regardless of what method of exercise is used, you are required to repatriate all proceeds resulting from the sale of any shares acquired under the 2006 Plan to India within a reasonable period of time (but not later than 90 days after the sale of the shares).  You will receive a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the foreign currency.  You should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or your employer requests proof of repatriation.

SCHEDULE E

GUIDE TO TAX, LEGAL AND OTHER ISSUES IN JAPAN

The following is a general summary of the material tax consequences of the voluntary cancellation of Eligible Options in exchange for the grant of New Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Japan.  This summary is based on the tax laws in effect in Japan as of May 2012.  We have not obtained a tax ruling or other confirmation from the tax authorities in Japan with regard to this information, and it is possible that the tax authorities may take a different position.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees.  Please note that tax laws change frequently and occasionally on a retroactive basis.  As a result, the information contained in this summary may be out of date at the time the New Options are granted, you exercise the New Options, or you sell shares of common stock acquired at exercise of the New Options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you.  In addition, if you received the Eligible Options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the New Options granted pursuant to the Offer to Exchange in the original grant country, as well as in the new country.  Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

Although the tax treatment of the Offer to Exchange is unclear under Japanese law, you likely will not be subject to tax as a result of the exchange of Eligible Options for the grant of the New Options.  We recommend you consult your personal tax advisor regarding the potential tax consequences of participation in the Offer to Exchange.

Grant of New Options

You likely will not be subject to tax when the New Options are granted to you.

Exercise of New Options

When you exercise the New Options, you will be subject to income tax at your progressive income tax rate (up to 50%, including local inhabitants tax).  The taxable amount will be the difference (or “spread”) between the exercise price of the New Options and the fair market value of the shares on the exercise date.  You will not be subject to social insurance contributions on the spread.

Sale of Shares

When you subsequently sell the shares acquired upon exercise of the New Options, you will be subject to capital gains tax on any gain you realize.  The taxable amount will be the difference between the sale proceeds and the fair market value of the shares on the date of exercise.

Capital gains are generally taxed at a flat rate of 20%; however, a temporary capital gains tax rate of 10% may be available (up to ¥5 million) if you have held the shares for at least one year prior to selling the shares and you complete such sale through a licensed stockbroker in Japan.  Please consult with your personal tax advisor to determine if you are eligible for this reduced rate.

E-1

If you realize a loss upon the sale of shares, you may deduct the loss against capital gains you realize in the same tax year and for the three subsequent tax years, provided that certain conditions are met.

Withholding and Reporting

Your employer is not required to report the spread as income to you or withhold income tax due on such income.  It is your responsibility to report any income you realize upon exercise of the New Options or the sale of such shares acquired upon exercise and to pay any applicable taxes due on such income.  Please note that the Japanese tax authorities are aware that employees of Japanese affiliates of U.S. companies may earn income as a result of their participation in equity incentive plans such as the 2006 Plan, and they are systematically auditing the tax returns of such employees to confirm that they have correctly reported the resulting income.

Other Information

Exchange Control Information

If you pay more than ¥30 million in a single transaction to acquire shares upon a cash exercise of the New Options, you must file a Payment Report with the Ministry of Finance through the Bank of Japan by the 20th day of the month following the month in which the shares were acquired.  If you acquire shares with a value exceeding ¥100 million in a single transaction, you must also file a Securities Acquisition Report, in addition to the Payment Report, with the Ministry of Finance through the Bank of Japan within 20 days of the date of exercise.

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SCHEDULE F

GUIDE TO TAX AND LEGAL ISSUES IN KOREA

The following is a general summary of the material tax consequences of the voluntary cancellation of Eligible Options in exchange for the grant of New Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Korea.  This summary is based on the tax laws in effect in Korea as of May 2012.  We have not obtained a tax ruling or other confirmation from the tax authorities in Korea with regard to this information, and it is possible that the tax authorities may take a different position.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees.  Please note that tax laws change frequently and occasionally on a retroactive basis.  As a result, the information contained in this summary may be out of date at the time the New Options are granted, you exercise the New Options, or you sell shares of common stock acquired at exercise of the New Options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you.  In addition, if you received the Eligible Options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the New Options granted pursuant to the Offer to Exchange in the original grant country, as well as in the new country.  Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of Eligible Options for the grant of the New Options.

Grant of New Options

You will not be subject to tax when the New Options are granted to you.

Exercise of New Options

When you exercise the New Options, you will be subject to income tax at your marginal income tax rate (up to 41.8%, including the inhabitant surtax) and social insurance contributions at a combined rate of approximately 8.05% (to the extent that your income has not yet exceeded applicable monthly income ceilings).  The taxable amount will be the difference (or “spread”) between the exercise price of the New Options and the fair market value of the shares on the exercise date.

Sale of Shares

When you sell the shares acquired upon exercise of the New Options, you will be subject to capital gains tax at a flat rate of 22% to the extent that your total gains realized from the sale of all stock assets (including the shares) exceeds the annual exempt amount (KRW2,500,000).  The taxable amount will be the difference between the sale price and the fair market value of the shares at exercise.  No securities transaction tax will apply to the sale of shares acquired under the 2006 Plan.

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Withholding and Reporting

Your employer is not required to withhold or report income tax when you exercise the New Options.  However, your employer may be required to withhold social insurance contributions on the spread at exercise of your New Options.  It is your responsibility to report and pay any taxes resulting from the Offer to Exchange, the exercise of the New Options and the sale of shares.  If you join a Taxpayer’s Association whereby you routinely report your overseas income, you will be eligible for a 10% tax deduction.  Alternatively, you may report and pay the tax as part of your Global Tax Return, which must be filed by May 31 of the year following the year in which the taxable event occurred.

Other Information

Exchange Control Information

Korean residents who realize US$500,000 or more from the sale of shares in a single transaction are required to repatriate the proceeds to Korea within 18 months of the sale.

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SCHEDULE G

GUIDE TO TAX AND LEGAL ISSUES IN TAIWAN

The following is a general summary of the material tax consequences of the voluntary cancellation of Eligible Options in exchange for the grant of New Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Taiwan.  This summary is based on the tax laws in effect in Taiwan as of May 2012.  We have not obtained a tax ruling or other confirmation from the tax authorities in Taiwan with regard to this information, and it is possible that the tax authorities may take a different position.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees.  Please note that tax laws change frequently and occasionally on a retroactive basis.  As a result, the information contained in this summary may be out of date at the time the New Options are granted, you exercise the New Options, or you sell shares of common stock acquired at exercise of the New Options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you.  In addition, if you received the Eligible Options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the New Options granted pursuant to the Offer to Exchange in the original grant country, as well as in the new country.  Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of Eligible Options for the grant of the New Options.

Grant of New Options

You will not be subject to tax when the New Options are granted to you.

Exercise of New Options

When you exercise the New Options, you will be subject to income tax, but you will not be subject to social insurance contributions.  The taxable amount will be the difference (or “spread”) between the exercise price of the New Options and the fair market value of the shares on the exercise date.

Sale of Shares

When you sell the shares acquired at exercise of the New Options, you will not be subject to tax.  However, any income you derive from the sale of your shares (i.e., income from foreign sources) will be includible as part of your basic income for purposes of calculating your Alternative Minimum Tax (“AMT”) under the AMT regime.

Withholding and Reporting

Your employer is not required to withhold income tax when you exercise the New Options, but is required to report the details of the exercise of the New Options to the tax authorities.  Your employer will prepare and file a non-withholding statement with the tax authorities by January 31 (or such other date as the authorities provide) of the year following the year of exercise.  Your employer will deliver a copy of the non-withholding statement to you so

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you can include the taxable amount in your annual return.  You are responsible for reporting and paying any tax resulting from the exercise of your New Options and the sale of your shares.

Other Information

Exchange Control Information

You may remit up to US$5,000,000 per year for the purchase of the Company’s shares without special permission.  However, all remittances must be made through an authorized foreign exchange bank.  This requirement will not apply if you exercise the New Options through a cashless exercise method.

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